EXHIBIT 10.1

SECURITIES PURCHASE AGREEMENT

This SECURITIES PURCHASE AGREEMENT (this “Agreement”) is dated as of June 5, 2025, by and among Know Labs, Inc., a Nevada corporation (the “Company”), and Goldeneye 1995 LLC, a Nevada limited liability company (the “Buyer” and together with the Company, the “Parties” and each a “Party”).

WHEREAS, the Company and Buyer are executing and delivering this Agreement in reliance upon the exemption from securities registration afforded by Section 4(a)(2) of the Securities Act of 1933, as amended (the “1933 Act”), and/or Rule 506(b) of Regulation D (“Regulation D”) as promulgated by the United States Securities and Exchange Commission (the “SEC”) under the 1933 Act;

WHEREAS, Buyer wishes to purchase, and the Company wishes to sell, upon the terms and conditions stated in this Agreement, that number of shares of the Company’s voting common stock, par value $0.001 per share (the “Common Stock”), as set forth in Section 2.1;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as an inducement for Buyer to enter into this Agreement, certain stockholders of the Company are entering into a voting and support agreement with Buyer and the Company, in the form attached hereto as Exhibit A (the “Voting Agreement”) pursuant to which, among other things, each such stockholder of the Company has agreed, subject to the terms and conditions set forth in each applicable Voting Agreement, to vote or cause to be voted any shares of Common Stock owned or controlled by them in favor of adopting this Agreement and any other actions contemplated hereby in respect to which approval of the holders of shares of Common Stock is sought;

WHEREAS, it is intended that, for U.S. federal income Tax purposes and for purposes of any corresponding provision under state or local income Tax law, the transactions contemplated by this Agreement shall be treated as the transfer of the Purchase Price by Buyer to the Company for the Common Stock in a transaction qualifying under Section 351 of the Internal Revenue Code of 1986 (the “Code”) (such treatment, the “Intended Tax Treatment”); and

WHEREAS, on the Closing Date (as defined below), the Parties shall execute and deliver a Registration Rights Agreement, in the form attached hereto as Exhibit B (the “Registration Rights Agreement”), pursuant to which the Company has agreed to provide certain registration rights with respect to the Registrable Securities (as defined in the Registration Rights Agreement) under the 1933 Act and the rules and regulations promulgated thereunder, and applicable state securities laws.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Buyer hereby agree as follows:

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ARTICLE I

DEFINITIONS

1.1 Definitions. In addition to the terms defined elsewhere in this Agreement, for all purposes of this Agreement, the following terms have the meanings set forth in this Article 1.1:

“1933 Act” has the meaning set forth in the recitals.

“1934 Act” means the Securities Act of 1934, as amended.

“Acquisition Proposal” means, with respect to the Company, any offer or proposal, whether written or oral (other than an offer or proposal made or submitted by or on behalf of the Company or any of its Affiliates, on the one hand, or by or on behalf of Buyer or any of its Affiliates, on the other hand, to the other Party) contemplating or otherwise relating to any Acquisition Transaction with the Company, other than with respect to the transactions contemplated hereby.

“Acquisition Transaction” means, with respect to the Company, any transaction or series of related transactions (other than the transactions contemplated hereby) involving:

(a) any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, reorganization, recapitalization, tender offer, exchange offer or other similar transaction: (i) in which a Party is a constituent entity; (ii) in which a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 20% of the outstanding securities of any class of voting securities of a Party or any of its Subsidiaries; or (iii) in which a Party or any of its Subsidiaries issues securities representing more than 20% of the outstanding securities of any class of voting securities of such Party or any of its Subsidiaries; or

(b) any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that constitute or account for 20% or more of the consolidated book value or the fair market value of the assets of a Party and its Subsidiaries, taken as a whole.

“Acquisition Inquiry” means with respect to the Company, any inquiry, indication of interest, proposal, offer, or request for information or discussion, whether written or oral, from any Person (other than the parties to this Agreement and their respective Affiliates) relating to, or that could reasonably be expected to lead to, any Acquisition Transaction, including any inquiry or request with respect to the making, evaluation, or negotiation of any Acquisition Transaction.

“Agreement” has the meaning set forth in the recitals.

“Anti-Money Laundering Laws” has the meaning set forth in Section 4.34.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Balance Sheet Date” has the meaning set forth in Section 4.13.

“Black Scholes Value Payments” means the aggregate amount in cash equal to the Black Scholes Value payments owed to those holders of the Company Warrants listed on Schedule 4.18(d) of the Disclosure Schedules.

“Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in the city of New York are authorized or required by law to remain closed.

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“Buyer” has the meaning set forth in the recitals.

“Closing” has the meaning set forth in Section 2.2.

“Closing Date” has the meaning set forth in Section 2.2.

“Closing Indebtedness” has the meaning set forth in Section 4.19.

“Closing Payables” has the meaning set forth in Section 2.3.

“COBRA” means the requirements of Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code and any similar state Law.

“Code” has the meaning set forth in the recitals.

“Common Shares” has the meaning set forth in Section 2.1.

“Common Stock” has the meaning set forth in the recitals.

“Company Balance Sheet” means the audited consolidated balance sheet of the Company, as of the Balance Sheet Date, and the footnotes thereto set forth in the Company’s annual report on Form 10-K for the fiscal year ended September 30, 2024.

“Company Bylaws” has the meaning set forth in Section 4.2.

“Company Charter” has the meaning set forth in Section 4.2.

“Company Charter Amendment” has the meaning set forth in Section 5.6(a).

“Company Contract” means any Contract: (a) to which the Company or any of its Subsidiaries is a party; (b) by which the Company, any of its Subsidiaries or any Company IP Rights or any other asset of the Company or its Subsidiaries is or may become bound or under which the Company has, or may become subject to, any obligation; or (c) under which the Company or any of its Subsidiaries has or may acquire any right or interest.

“Company Equity Plan” has the meaning set forth in Section 4.18(a).

“Company IP Rights” means all Intellectual Property owned by, licensed to, or controlled by the Company or any of if its Subsidiaries.

“Company Material Contracts” has the meaning set forth in Section 4.28(a).

“Company Organizational Documents” has the meaning set forth in Section 4.2.

“Company Option” means each outstanding option to purchase shares of Common Stock granted under the Company Equity Plans.

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“Company Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA (whether or not subject to ERISA and whether or not written) and each other compensation or benefit plan, program, policy, contract, understanding, arrangement or agreement of any kind, whether written or oral, including any employment (including offer letters), consulting or other service agreement, bonus, cash incentive, termination, severance, separation, change in control, transaction, retention, profit-sharing, pension, retirement, deferred compensation, stock option, restricted stock, stock unit or other compensatory or incentive equity or equity-based, gross up, health or other welfare, disability, post-employment welfare, supplemental retirement, hospitalization, medical, savings, life, disability, accident, dental, vision, cafeteria, insurance, flex spending, adoption/dependent/employee assistance, tuition, vacation, sick leave, paid-time-off, fringe benefit, flexible benefit or other compensation or benefit plan, program, policy or agreement, in each case that is sponsored, maintained, contributed to or required to be contributed to by the Company, its ERISA Affiliates or any of their respective Subsidiaries for the benefit of any Company Service Provider or any beneficiary or dependent thereof, and/or under which the Company or any Subsidiary thereof has any liability or obligation, whether fixed or contingent, direct or indirect, in respect of compensation or benefits to or for the benefit of any Company Service Provider or any beneficiary or dependent thereof other than any such plan, policy or agreement that implemented, administered or operated by any Governmental Body.

“Company Preferred Stock” has the meaning set forth in Section 4.18(a).

“Company Real Estate Leases” has the meaning set forth in Section 4.24.

“Company Registered IP” means all Company IP Rights that are owned by or exclusively licensed to the Company or any of its Subsidiaries that are registered, filed or issued under the authority of, with or by any Governmental Body, including all Company IP Rights that consist of Patents, registered Copyrights, registered Trademarks and domain names and all applications for any of the foregoing.

“Company Reports” has the meaning set forth in Section 4.11.

“Company Service Provider” means any current or former employee, officer, director, contractor or individual or sole proprietor independent contractor (including those providing services through an entity wholly owned and operated by them) of the Company or any of its ERISA Affiliate or any of their respective Subsidiaries, in each case who is a natural person (including for clarity any natural person engaged by the Company through an entity wholly owned by such person).

“Company Stockholder Approval” has the meaning set forth in Section 4.3(c).

“Company Stockholder Matters” has the meaning set forth in Section 5.6(a).

“Company Stockholder Meeting” has the meaning set forth in Section 5.6(a).

“Company Warrants” has the meaning set forth in Section 4.18(a).

“Confidentiality Agreement” means that certain Mutual Confidentiality Agreement, dated April 7, 2025, by and between Hard Yaka Ventures Management Co., LLC, a Delaware limited liability company and the Company.

“Contingent Obligation” means, as to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to any indebtedness, or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto.

“Disclosure Schedules” has the meaning set forth in Article IV.

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“DTC” has the meaning set forth in Section 3.8.

“Contract” means, with respect to any Person, any agreement, contract, subcontract, lease (whether for real or personal property), mortgage, license, sublicense or other legally binding commitment or undertaking of any nature to which such Person is a party or by which such Person or any of its assets are bound or affected under applicable Law.

“Enforceability Exceptions” has the meaning set forth in Section 3.9.

“Exchange” means any organization, association, or group of persons, whether incorporated or unincorporated, which constitutes, maintains, or provides a marketplace or facilities for bringing together purchasers and sellers of cryptocurrencies or digital assets.

“Entity” means any corporation, partnership, limited liability company, joint venture, trust unincorporated organization, or other legal entity.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any Person (whether incorporated or unincorporated) that at any relevant time could be treated as a “single employer” together with the Company under Section 414(b),(c),(m) or (o) of the Code or under common control within the meaning of Section 4001(b)(1) of ERISA with the Company.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Body” means any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, bureau, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal, and for the avoidance of doubt, any Taxing authority); or (d) self-regulatory organization (including the Principal Market).

“Healthcare Laws” means (a) the Federal Food, Drug, and Cosmetic Act and any comparable state or local Laws; and (b) any applicable, comparable non-U.S. Laws for any of the foregoing.

“Indebtedness” means, as to any Person, without duplication (a) all indebtedness for borrowed money, (b) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (other than trade payables entered into in the ordinary course of business consistent with past practice), (c) all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments, (d) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses, (e) all indebtedness created or arising under any conditional sale or other title retention agreement, (f) all monetary obligations under any leasing which, in connection with GAAP, is required to be capitalized, (g) all indebtedness referred to in clauses (a) through (f) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in any property or assets (including accounts and contract rights) owned by any Person, even though the Person which owns such assets or property has not assumed or become liable for the payment of such indebtedness but only to the extent of the value of such property or assets, and (h) all Contingent Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (a) through (g) above.

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“Intellectual Property” means any and all intellectual and industrial property rights and other similar proprietary rights, in any jurisdiction throughout the world, whether registered or unregistered, including all rights pertaining to or deriving from: (a) patents and patent applications, (including any and all provisionals, continuations, continuations-in-part, continued prosecution, divisionals and patents of addition; requests for, and grants of, continued examination, extensions, supplemental protection certificates, re-examinations, post-grant confirmations or amendments, counterparts claiming priority from, or reissues of, any of the foregoing; and any patents or patent applications that claim priority to or from any of the foregoing) and all rights to claim priority arising from or related to any of the foregoing (collectively, “Patents”); (b) inventions, invention disclosures, discoveries and improvements, whether or not patentable; (c) copyrights and works of authorship, whether or not copyrightable and including any rights to Software (“Copyrights”); (d) computer software and firmware, including data files, source code, object code and software-related specifications and documentation; (e) trademarks, trade names, service marks, certification marks, service names, brands, trade dress and logos, applications therefore, and the goodwill associated therewith (collectively, “Trademarks”); (f) trade secrets (including those trade secrets defined in the Uniform Trade Secrets Act and under corresponding foreign statutory Law and common law), non-public information, and confidential information, know-how, business and technical information, and rights to limit the use or disclosure thereof by any Person (collectively “Trade Secrets”); (g) mask works; (h) domain names; (i) proprietary databases and data compilations and all documentation relating to the foregoing; (j) rights under which an employee, inventor, author or other person is obligated to assign ownership any of the foregoing; (k) registrations of, applications to register, and renewals of, any of the foregoing with or by any Governmental Body in any jurisdiction throughout the world; (l) rights of action arising from the foregoing, including all claims for damages by reason of present, past and future infringement, misappropriation, violation misuse or breach of contract in respect of the foregoing, and present, past and future rights to sue and collect damages or seek injunctive relief for any such infringement, misappropriation, violation, misuse or breach; and (m) income, royalties and any other payments now and hereafter due or payable in respect of the foregoing.

“Intended Tax Treatment” has the meaning set forth in the recitals.

“Internal Controls” has the meaning set forth in Section 4.10(c).

“Irrevocable Transfer Agent Instructions” has the meaning set forth in Article VI.

“knowledge” of any party means the actual knowledge of the individuals set forth in Section 1.1(a) of the Disclosure Schedules.

“Law” means, with respect to any Person, any domestic or foreign federal, supranational, multinational, state, provincial or local law (statutory, common or otherwise), constitution, treaty, act, statute, code, rule, regulation, ordinance, directive, ruling or other similar requirement enacted, adopted, promulgated, issued or applied by a Governmental Body, and any orders, writs, injunctions, awards, judgments and decrees, in each case applicable to such Person, or to any of its respective assets, properties or businesses.

“Legend Removal Date” has the meaning set forth in Section 3.8.

“Legend Removal Failure” has the meaning set forth in Section 3.8.

“Liability” has the meaning set forth in Section 4.14(a).

“Legal Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

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“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance, title defect, license or other similar adverse claim of any kind in respect of such property or asset.

“Lookback Date” has the meaning set forth in Section 4.10(a).

“Material Adverse Effect” means any material adverse effect on (i) the business, properties, assets, liabilities, operations (including results thereof), condition (financial or otherwise) or prospects of the Company or any Subsidiary, individually or taken as a whole, (ii) the transactions contemplated hereby or in any of the other Transaction Documents or any other agreements or instruments to be entered into in connection herewith or therewith or (iii) the authority or ability of the Company or any of its Subsidiaries to perform any of their respective obligations under any of the Transaction Documents.

“Nasdaq” means The Nasdaq Stock Market LLC.

“OFAC” has the meaning set forth in Section 4.36.

“Open Source Materials” mean any Software or other material that is distributed as “free software”, “open source software” or under a similar licensing or distribution terms (including the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL) the Sun Industry Standards License (SISL) and the Apache License).

“Party” or “Parties” has the meaning set forth in the recitals.

“Per Share acquisition Price” means $0.335.

“Permits” means permits, licenses, certificates, authorizations, franchises, filings, registrations, qualifications, variances, exemptions, orders, consents and approvals issued by any applicable Governmental Body.

“Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity and any governmental entity or any department or agency thereof.

“Personal Information” means any information: (a) that can be used to identify, contact, or precisely locate a natural person, household or device; (b) defined as “personal data,” “personal information,” “personally identifiable information,” “nonpublic personal information,” or “individually identifiable health information” under any applicable Privacy and Data Security Requirements, and (c) associated, directly or indirectly (by, for example, records linked via unique keys), with any of the foregoing.

“Pre-Closing Period” has the meaning set forth in Section 5.1(a).

“Principal Market” means the New York Stock Exchange American LLC.

“Privacy and Data Security Requirements” has the meaning set forth in Section 4.26(a).

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“Privacy Laws” means (a) all applicable Laws that relate to data privacy, data security, data use, data protection, marketing and the Processing and transfer (including cross-border transfer) of Personal Information;(b) any requirements of self-regulatory frameworks or organizations which the Company and its Subsidiaries (as applicable) is, or has been, contractually obligated to comply with or any self-certification mechanisms to which the Company and its Subsidiaries (as applicable) has committed; (c) any laws that provide rights of privacy or publicity to individuals; and (d) PCI-DSS.

“Process” or “Processing” means any operation or set of operations which is performed on Personal Information, whether or not by automatic means, including collection, recording, organization, storage, retention, access, adaptation, alteration, retrieval, consultation, use, disclosure, dissemination, making available, alignment, combination, blocking, deleting, erasure, or destruction.

“Proxy Statement” has the meaning set forth in Section 4.12.

“Purchase Price” has the meaning set forth in Section 2.3.

“Registration Rights Agreement” has the meaning set forth in the recitals.

“Regulation D” has the meaning set forth in the recitals.

“Representatives” of a Party means such Party’s directors, managers, officers, employees, agents, attorneys, accountants, investment bankers, advisors and representatives.

“Rule 144” has the meaning set forth in Section 3.7.

“Sanctioned Country” has the meaning set forth in Section 4.36.

“Sanctions” has the meaning set forth in Section 4.36.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.

“SEC” has the meaning set forth in the recitals.

“SEC Documents” has the meaning set forth in Section 4.10(a).

“Series C Preferred Stock” has the meaning set forth in Section 4.18(a).

“Series D Preferred Stock” has the meaning set forth in Section 4.18(a).

“Series H COD” means the Certificate of Designation of the Series H Convertible Preferred Stock of the Company.

“Series H Preferred Stock” has the meaning set forth in Section 4.18(a).

“Security Incident” means actions that result in an actual, suspected, alleged or potentially likely cyber or security incident that could have an adverse effect on a System, confidential information or Personal Information, including an occurrence that actually or potentially likely jeopardizes the confidentiality, integrity, or availability of a System, confidential information or Personal Information. A Security Incident includes incidents of security breaches or intrusions, denial of service, or unauthorized entry, access, collection, use, processing, storage, sharing, distribution, transfer, disclosure, or destruction of any Systems, confidential information or Personal Information, or any loss, distribution, compromise or unauthorized access to or disclosure of any of the foregoing.

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“Subsidiary” means, with respect to any Person, (a) any entity of which such Person, directly or indirectly, owns (i) securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other governing body or (ii) more than 50% of the outstanding equity or financial interests or (b) any entity in which such Person is or any of its Subsidiaries is a general partner or managing member of such other Person.

“Tax” means any federal, state, local, foreign or other tax, including any income, capital gain, gross receipts, capital stock, profits, transfer, estimated, registration, stamp, premium, escheat, unclaimed property, customs duty, ad valorem, occupancy, occupation, alternative, add-on, windfall profits, value added, severance, property, business, production, sales, use, license, excise, franchise, employment, payroll, social security, disability, unemployment, workers’ compensation, national health insurance, withholding or other taxes, duties, fees, assessments or governmental charges, surtaxes or deficiencies thereof of any kind whatsoever, however denominated, and including any fine, penalty, addition to tax or interest imposed by a Governmental Body with respect thereto.

“Tax Return” means any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information, and any amendment or supplement to any of the foregoing, filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Law relating to any Tax.

“Transaction Documents” has the meaning set forth in Section 4.3(a).

“Treasury Regulations” means the United States Treasury regulations promulgated under the Code.

“Voting Agreement” has the meaning set forth in the recitals.

1.2 Rules of Construction.

(a) All article, section and schedule references used in this Agreement are to articles, sections and schedules of or to this Agreement unless otherwise specified.

(b) If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb). Terms defined in the singular have the corresponding meanings in the plural, and vice versa. Unless the context of this Agreement clearly requires otherwise, words importing the masculine gender shall include the feminine and neutral genders and vice versa. The term “includes” or “including” shall mean “including without limitation.” The words “hereof,” “hereto,” “hereby,” “herein,” “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular section or article in which such words appear. The word “or” shall not be exclusive.

(c) This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the drafting Party or the Party causing any instrument to be drafted.

(d) The captions and headings in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

(e) Except to the extent referring specifically to Bitcoin, all references to currency herein shall be to, and all payments required hereunder shall be paid in, United States Dollars.

(f) Any event hereunder requiring the payment of cash or cash equivalents on a day that is not a Business Day shall be deferred until the next Business Day.

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ARTICLE II

PURCHASE AND SALE OF COMMON SHARES

2.1 Purchase of Common Shares. Subject to the satisfaction (or waiver) of the conditions set forth in Articles VII and VIII, the Company shall issue and sell to Buyer, and Buyer shall purchase from the Company on the Closing Date, an amount of shares of Common Stock equal to the Purchase Price divided by the Per Share Acquisition Price (the “Common Shares”).

2.2 Closing Date. The closing (the “Closing”) of the purchase of the Common Shares by Buyer shall by conducted remotely by electronic transfer of executed documents, on the third (3rd) Business Day (or such other date and time as is mutually agreed to by the Company and Buyer) after notification of satisfaction (or waiver) of the conditions to the Closing set forth in Articles VII and VIII (the “Closing Date”).

2.3 Purchase Price. The aggregate purchase price for the Common Shares to be purchased by Buyer at the Closing shall be an amount equal to: (i) 1,000 Bitcoin (the “Bitcoin Amount”), plus (ii) an amount of cash equal to no less than twelve million dollars ($12,000,000.00) and up to fifteen million dollars ($15,000,000.00) (the “Cash Amount”, and together with the Bitcoin Amount, the “Purchase Price”).

2.4 Form of Payment. On the Closing Date, (i) Buyer shall pay by wire transfer of immediately available funds (or, in the case of Bitcoin, electronic transfer), the Purchase Price to the Company in accordance with the Company’s written instructions and (ii) the Company shall cause its transfer agent to transfer the Common Shares to Buyer’s account.

2.5 Stock Transfer Taxes. All stock transfer or other Taxes (other than income Taxes) which are required to be paid in connection with the sale and transfer of the Common Shares will be, or will have been, fully paid or provided for by the Company and all laws imposing such Taxes will be or will have been fully complied with, in each case, as of the Closing Date.

2.6 Bitcoin Amount. The value of the Bitcoin Amount shall be deemed to be the U.S. dollar equivalent of Bitcoin as of 12:01 a.m. UTC on the date this Agreement is executed as quoted on such digital asset exchange or exchanges as Buyer may, in Buyer’s sole discretion, designate.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to the Company that, as of the date hereof and as of the Closing Date:

3.1 Organization; Authority. Buyer is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization with the requisite power and authority to enter into and to consummate the transactions contemplated by the Transaction Documents to which it is a party and otherwise to carry out its obligations hereunder and thereunder.

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3.2 No Public Sale or Distribution. Buyer is acquiring the Common Shares for its own account and not with a view towards, or for resale in connection with, the public sale or distribution thereof, except pursuant to sales registered or exempted under the 1933 Act; provided, however, that by making the representations herein, Buyer does not agree to hold any of the Common Shares for any minimum or other specific term and reserves the right to dispose of the Common Shares at any time in accordance with or pursuant to a registration statement or an exemption under the 1933 Act. Buyer is acquiring the Common Shares hereunder in the ordinary course of its business. Buyer does not presently have any agreement or understanding, directly or indirectly, with any Person to distribute any of the Common Shares.

3.3 Accredited Investor Status. Buyer is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D.

3.4 Reliance on Exemptions. Buyer understands that the Common Shares are being offered and sold to it in reliance on specific exemptions from the registration requirements of United States federal and state securities Laws and that the Company is relying in part upon the truth and accuracy of, and Buyer’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of Buyer set forth herein in order to determine the availability of such exemptions and the eligibility of Buyer to acquire the Common Shares.

3.5 Information. Buyer and its advisors, if any, have been furnished with all materials relating to the business, finances and operations of the Company and materials relating to the offer and sale of the Common Shares that have been requested by Buyer. Buyer and its advisors, if any, have been afforded the opportunity to ask questions of the Company. Neither such inquiries nor any other due diligence investigations conducted by Buyer or its advisors, if any, or its representatives shall modify, amend or affect such Buyer’s right to rely on the Company’s representations and warranties contained herein. Buyer understands that its investment in the Common Shares involves a high degree of risk. Buyer has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision with respect to its acquisition of the Common Shares.

3.6 No Governmental Review. Buyer understands that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Common Shares or the fairness or suitability of the investment in the Common Shares nor have such authorities passed upon or endorsed the merits of the offering of the Common Shares.

3.7 Transfer or Resale. Buyer understands that except as provided in the Registration Rights Agreement: (i) the Common Shares have not been and are not being registered under the 1933 Act or any state securities laws, and may not be offered for sale, sold, assigned or transferred unless (A) subsequently registered thereunder, (B) Buyer provides the Company with reasonable assurance that such Common Shares can be sold, assigned or transferred pursuant to Rule 144 promulgated under the 1933 Act, as amended, (or a successor rule thereto) (collectively, “Rule 144”) or (C) to an accredited investor in a private transaction exempt from the registration requirement of the 1933 Act; (ii) any sale of the Common Shares made in reliance on Rule 144 may be made only in accordance with the terms of Rule 144 and further, if Rule 144 is not applicable, any resale of the Common Shares under circumstances in which the seller (or the Person through whom the sale is made) may be deemed to be an underwriter (as that term is defined in the 1933 Act) may require compliance with some other exemption under the 1933 Act or the rules and regulations of the SEC thereunder; and (iii) neither the Company nor any other Person is under any obligation to register the Common Shares under the 1933 Act or any state securities laws or to comply with the terms and conditions of any exemption thereunder.

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3.8 Legends. Buyer understands that until such time as the resale of the Common Shares have been registered under the 1933 Act as contemplated by the Registration Rights Agreement, the book-entry accounts maintained by the Company’s transfer agent representing the Common Shares, except as set forth below, shall bear a restrictive legend in the following form (and a stop-transfer order may be placed against transfer of such Common Shares):

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL, IN A GENERALLY ACCEPTABLE FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD OR ELIGIBLE TO BE SOLD (X) PURSUANT TO RULE 144 UNDER SAID ACT OR (Y) TO AN ACCREDITED INVESTOR IN A PRIVATE TRANSACTION.

The legend set forth above shall be removed from the Common Shares by the applicable transfer agent at the instruction of the Company and the Common Shares shall be issued to such holder by electronic delivery at the applicable balance account at The Depository Trust Company (“DTC”), if (i) such Common Shares are registered for resale under the 1933 Act, (ii) in connection with a sale, assignment or other transfer, such holder provides the Company with an opinion of counsel, in a generally acceptable form, to the effect that such sale, assignment or transfer of the Common Shares may be made without registration under the applicable requirements of the 1933 Act, or (iii) the Common Shares can be sold, assigned or transferred pursuant to Rule 144 or to an accredited investor in a private transaction exempt from the registration requirement of the 1933 Act. The Company shall be responsible for the fees of its transfer agent and all DTC fees associated with such issuance.

3.9 Validity; Enforcement. This Agreement, the Voting Agreement, and the Registration Rights Agreement have been duly and validly authorized, executed and delivered on behalf of Buyer and shall constitute the legal, valid and binding obligations of Buyer enforceable against Buyer in accordance with their respective terms, except as such enforceability may be limited by general principles of equity or to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and other similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies (the “Enforceability Exceptions”).

3.10 No Conflicts. The execution, delivery and performance by Buyer of this Agreement, the Voting Agreement and the Registration Rights Agreement and the consummation by Buyer of the transactions contemplated hereby and thereby will not (i) result in a violation of the organizational documents of Buyer or (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which Buyer is a party, or (iii) result in a violation of any Law applicable to Buyer, except in the case of clauses (ii) and (iii) above, for such conflicts, defaults, rights or violations which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the ability of Buyer to perform its obligations hereunder.

3.11 Acknowledgment. The Company acknowledges and agrees that the representations contained in this Article III shall not modify, amend or affect Buyer’s right to rely on the Company’s representations and warranties contained in this Agreement or any representations and warranties contained in any other Transaction Document or any other document or instrument executed and delivered in connection with this Agreement or the consummation of the transactions contemplated hereby.

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3.12 No Other Representations. Except for the representations and warranties set forth in this Agreement and in other Transaction Documents, neither Buyer nor any of its Affiliates, or any of their respective Representatives, has made or is making any other express or implied representation or warranty, either written or oral, to the Company or its Representatives in connection with the transactions contemplated by this Agreement.

3.13 Non-reliance. Buyer acknowledges and agrees that, except for the representations and warranties expressly set forth in this Agreement, it is not relying on, and has not relied on, any other representation or warranty, whether written or oral, express or implied, or any other information, statement, or document made or provided by or on behalf of the Company or any of its Affiliates, or any of their respective Representatives, in connection with its decision to enter into this Agreement or to consummate the transactions contemplated hereby.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the corresponding section or subsection of the disclosure schedules delivered by the Company to Buyer immediately prior to the execution of this Agreement (the “Disclosure Schedules”), the Company represents and warrants to Buyer that, as of the date hereof and as of the Closing Date:

4.1 Organization and Qualification. Each of the Company and each of its Subsidiaries are entities duly organized and validly existing and in good standing under the laws of the jurisdiction in which they are formed, and have the requisite power and authorization to own their properties and to carry on their business as now being conducted and as presently proposed to be conducted. Each of the Company and each of its Subsidiaries is duly qualified as a foreign entity to do business and is in good standing in every jurisdiction in which its ownership of property or the nature of the business conducted by it makes such qualification necessary, except to the extent that the failure to be so qualified or be in good standing would not reasonably be expected to have a Material Adverse Effect. The outstanding shares of capital stock of each of the Subsidiaries have been duly authorized and validly issued, are fully paid and nonassessable and are owned by the Company or another Subsidiary free and clear of all Liens. Other than Particle, Inc., a Nevada corporation, the Company has no Subsidiaries. The Company has the unrestricted right to vote, and (subject to limitations imposed by applicable Law) to receive dividends and distributions on, all capital securities of its Subsidiaries as owned by the Company.

4.2 Organizational Documents. The Company has previously made available to Buyer true and complete copies of the Company’s Articles of Incorporation (the “Company Charter”) and Bylaws (the “Company Bylaws”, together with the Company Charter, the “Company Organizational Documents”), in each case as amended to the date of this Agreement, and each as so delivered is in full force and effect. Except as set forth on Schedule 4.2, the terms of all securities convertible into, or exercisable or exchangeable for, Common Stock and the material rights of the holders thereof in respect thereto have heretofore been filed as part of the SEC Documents. The Company is not in violation of any provision of the Company Organizational Documents or any certificate of designations, preferences or rights of any outstanding series of Preferred Stock or any organizational document of its Subsidiaries.

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4.3 Authorization; Enforcement; Validity.

(a) The Company has the requisite corporate power and authority to enter into and perform its obligations under this Agreement, the Voting Agreement, the Registration Rights Agreement and the Irrevocable Transfer Agent Instructions, and each of the other agreements entered into by the parties hereto in connection with the transactions contemplated by this Agreement (collectively, the “Transaction Documents”) and to issue the Common Shares in accordance with the terms hereof.

(b) The execution and delivery of this Agreement and the other Transaction Documents by the Company and the consummation by the Company of the transactions contemplated hereby and thereby, including, without limitation, the issuance of the Common Shares, have been duly authorized by the Company’s Board of Directors, and other than (1) the Company Stockholder Approval, (2) the filing with the SEC of one or more Registration Statements (as defined in the Registration Rights Agreement) in accordance with the requirements of the Registration Rights Agreement, (3) the filing of the proxy statement of the Company to be filed with the SEC in connection with the issuance of the Common Shares (the “Proxy Statement”), (4) the filing of a Form D with the SEC and (5) any other filings as may be required by any state securities agencies, no further filing, consent or authorization is required by the Company, its Board of Directors or its shareholders. This Agreement and the other Transaction Documents have been duly executed and delivered by the Company, and constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except for the Enforceability Exceptions.

(c) The affirmative vote of the holders of a majority of the voting power of Common Stock at the special meeting of the Company stockholders that are entitled to vote on the Company Stockholder Matters (the “Company Stockholder Approval”) is the only vote of the holders of any of the Company’s capital stock required by applicable Law and the Organizational Documents of the Company.

4.4 Issuance of Common Shares. The issuance of the Common Shares is duly authorized and, upon issuance in accordance with the terms of the Transaction Documents, the Common Shares shall be validly issued and free from all Liens and the Common Shares shall be fully paid and nonassessable with Buyer being entitled to all rights accorded to a holder of Common Stock. Assuming the accuracy of each of the representations and warranties set forth in ARTICLE III of this Agreement, the offer and issuance by the Company of the Common Shares is exempt from registration under the 1933 Act.

4.5 No Conflicts. Except as set forth on Schedule 4.5 of the Disclosure Schedules, the execution, delivery and performance of the Transaction Documents by the Company and the consummation by the Company of the transactions contemplated hereby and thereby (including, without limitation, the issuance of the Common Shares) will not (i) result in a violation of the Company Organizational Documents or other organizational documents of the Company or any of its Subsidiaries, any capital stock of the Company or any of its Subsidiaries, (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) in any respect under, or give to others any rights of termination, amendment, acceleration or cancellation of, any Contract to which the Company or any of its Subsidiaries is a party, (iii) result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries, or (iv) result in a violation of any Law, including the rules and regulations of the Principal Market, applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected.

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4.6 Consents. Other than the Company Stockholder Approval, the filing with the SEC of one or more Registration Statements in accordance with the requirements of the Registration Rights Agreement, the filing of the Proxy Statement, the filing of a Form D with the SEC, any other filings as may be required by any state securities agencies, and except as set forth on Schedule 4.6 of the Disclosure Schedule, the Company is not required to obtain any consent from, authorization or order of, or make any filing or registration with, any Governmental Body or any other Person in order for it to execute, deliver or perform any of its obligations under or contemplated by the Transaction Documents, in each case, in accordance with the terms hereof or thereof. All consents, authorizations, orders, filings and registrations which the Company is required to obtain pursuant to the preceding sentence have been obtained or effected on or prior to the Closing Date (or in the case of filings detailed above, will be made timely after the Closing Date), and the Company is unaware of any facts or circumstances which would reasonably be expected to prevent the Company from obtaining or effecting any of the registration, application or filings contemplated by the Transaction Documents.

4.7 Acknowledgment Regarding Buyer’s Purchase of Common Shares. The Company acknowledges that Buyer is not acting as a financial advisor or fiduciary of the Company or any of its Subsidiaries (or in any similar capacity) with respect to the Transaction Documents and the transactions contemplated hereby and thereby, and any advice given by a Buyer or any of its representatives or agents in connection with the Transaction Documents and the transactions contemplated hereby and thereby is merely incidental to such Buyer’s purchase of the Common Shares. The Company further represents to the Buyer that the Company’s decision to enter into the Transaction Documents has been based solely on the independent evaluation by the Company and its representatives.

4.8 No General Solicitation; Placement Agent’s Fees. Neither the Company, nor any of its Subsidiaries or Affiliates, nor any Person acting on its or their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with the offer or sale of the Common Shares. The Company shall be responsible for the payment of any placement agent’s fees, financial advisory fees, or brokers’ commissions (other than for Persons engaged by Buyer or its investment advisor) relating to or arising out of the transactions contemplated hereby in connection with the sale of the Common Shares. Neither the Company nor any of its Subsidiaries has engaged any placement agent, broker, finder or investment banker or other agent in connection with the offer or sale of the Common Shares.

4.9 No Integrated Offering. None of the Company, its Subsidiaries or any of their Affiliates, nor any Person acting on their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would require registration of the issuance of any of the Common Shares under the 1933 Act, whether through integration with prior offerings or otherwise, or cause this offering of the Common Shares to require approval of shareholders of the Company for purposes of the 1933 Act or any applicable shareholder approval provisions, including, without limitation, under the rules and regulations of any exchange or automated quotation system on which any of the securities of the Company are listed or designated for quotation. None of the Company, its Subsidiaries, their Affiliates nor any Person acting on their behalf will take any action or steps that would require registration of the issuance of any of the Common Shares under the 1933 Act or cause the offering of any of the Common Shares to be integrated with other offerings for purposes of any such applicable shareholder approval provisions.

4.10 SEC Documents; Internal Control.

(a) Except as set forth on Schedule 4.10(a) of the Disclosure Schedules, since January 1, 2022 (the “Lookback Date”), the Company has timely filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC pursuant to the reporting requirements of the 1934 Act (all of the foregoing filed prior to the date hereof or prior to the Closing Date, and all exhibits included therein and financial statements, notes and schedules thereto and documents incorporated by reference therein being hereinafter referred to as the “SEC Documents”). The Company has delivered to Buyer or their respective representatives true, correct and complete copies of the SEC Documents not available on the EDGAR system. As of their respective filing dates, the SEC Documents complied in all material respects with the requirements of the 1933 Act, the 1934 Act and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to the SEC Documents, and none of the SEC Documents, at the time they were filed with the SEC, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

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(b) The Company and each of its officers are in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act. Since the Lookback Date, (i) the principal executive officer of the Company and the principal financial officer of the Company each has made all certifications required by Rules 13a-14 and 15d-14 under the 1934 Act and Sections 302 and 906 of the Sarbanes-Oxley Act, as applicable, with respect to the Company Reports, and (ii) the statements contained in such certifications were accurate as of the date they were made. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act.

(c) The Company has, in material compliance with Rule 13a-15 under the 1934 Act, (i) designed, established and maintained disclosure controls and procedures to ensure that material information relating to the Company, including its consolidated Subsidiaries, is timely recorded and made known to the management, including the chief executive officer and chief financial officer, of the Company by others within those entities, (ii) designed, established and maintained internal controls over financial reporting (“Internal Controls”), as defined in Section 13a-15 under the 1934 Act, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and (iii) based on the most recent evaluation of its chief executive officer and chief financial officer prior to the date hereof, disclosed to the Company’s auditors and the audit committee of the Company’s Board of Directors any significant deficiencies or material weaknesses in the design or operation of the Company’s Internal Controls that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial data. As of the date hereof, since the most recent evaluation of the Company’s chief executive officer and chief financial officer prior to the date hereof, neither the audit committee of the Board of Directors of the Company nor the Company’s independent auditors have identified or been made aware of any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s Internal Controls.

(d) Since the Lookback Date, no complaints, allegations, assertions or claims regarding deficiencies in the accounting, Internal Controls or auditing procedures, and no complaints from Company employees regarding accounting or auditing matters, have been received by the Company or, to the knowledge of the Company, the Company’s independent auditors. As of the date hereof, none of the SEC Documents is the subject of any unresolved or outstanding SEC comment, or to the knowledge of the Company, the subject of any ongoing SEC review or SEC investigation.

4.11 Financial Statements. The audited consolidated financial statements and the unaudited consolidated interim financial statements of the Company (the “Company Reports”) included or incorporated by reference in the Company SEC Documents (including the related notes and schedules thereto) fairly present in all material respects, in accordance with GAAP, consistently applied, during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto, or (ii) in the case of unaudited consolidated interim statements, to the extent they may exclude footnotes or may be condensed or summary statements), the consolidated financial position of the Company and its consolidated Subsidiaries and fairly present in all material respects the financial position of the Company and its Subsidiaries, on a consolidated basis, as of the dates thereof and their consolidated results of operations and cash flows for the periods ended.

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4.12 Disclosure Documents. The Proxy Statement will, when definitively filed, comply as to form in all material respects with the applicable requirements of the 1934 Act. At the time the Proxy Statement and any amendments or supplements thereto are first mailed to the stockholders of the Company and at the time of the Company Stockholders Meeting, the Proxy Statement, as supplemented or amended, if applicable, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 4.12 do not apply to statements or omissions included or incorporated by reference in the Proxy Statement based upon information supplied to the Company by Buyer or any of their respective Representatives specifically for use or incorporation by reference therein.

4.13 Absence of Certain Changes. Since September 30, 2024 (the “Balance Sheet Date”), (i) except in connection with the execution of this Agreement and the consummation of the transactions contemplated hereby, the Company and its Subsidiaries have conducted their respective business only in the ordinary course consistent with past practices; (ii) there has not been any Material Adverse Effect; and (iii) neither the Company nor any of its Subsidiaries has taken any action or committed or agreed to take any action that would be prohibited by Section 5.1 (without giving effect to Schedule 5.1) if such action were taken on or before the date hereof without the consent of Buyer.

4.14 No Undisclosed Material Liabilities.

(a) There are no liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise (whether or not required to be reflected in the financial statements in accordance with GAAP) (each a “Liability”), other than: (i) Liabilities listed on Schedule 4.14 of the Disclosure Schedule, (ii) Liabilities disclosed and provided for in the Company Balance Sheet (or notes thereto); (iii) Liabilities not required under GAAP to be disclosed and provided for in a consolidated balance sheet of the Company; (iv) Liabilities incurred in the ordinary course of business since the Balance Sheet Date (none of which arises from any breach of contract, tort, misappropriation or violation of applicable law); (v) Liabilities incurred in connection with the transactions contemplated hereby and (vi) Liabilities which would not have a Material Adverse Effect.

(b) As of the date hereof, there are no off-balance sheet arrangements of any type required to be disclosed pursuant to Item 303 of Regulation S-K promulgated under the 1933 Act that have not been so disclosed in the SEC Documents.

4.15 Principal Market. Except as set forth on Schedule 4.15 of the Disclosure Schedule, the Company is not in violation of any of the rules, regulations or requirements of the Principal Market and has no knowledge of any facts or circumstances that would reasonably lead to delisting or suspension of the Common Stock by the Principal Market in the foreseeable future. Except as set forth on Schedule 4.15 of the Disclosure Schedules, since the Lookback Date, (i) the Common Stock has been listed or designated for quotation on the Principal Market, (ii) trading in the Common Stock has not been suspended by the SEC or the Principal Market and (iii) the Company has received no communication, written or oral, from the SEC or the Principal Market regarding the suspension or delisting of the Common Stock from the Principal Market. The issuance by the Company of the Common Shares shall not have the effect of delisting or suspending the Common Stock from the Principal Market.

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4.16 Compliance; Permits.

(a) The Company is, and since the Lookback Date has been, in compliance in all material respects with all applicable Laws relating to the operation of its business and the maintenance and operation of its properties and assets. No written notices have been received by, and no Legal Proceedings have been initiated or, to the knowledge of the Company, threatened against, the Company alleging or pertaining to a violation of any such Laws.

(b) The Company (i) holds, and is the sole legal owner of, all Permits required for the conduct of its business and the ownership, lease and use of its assets and properties (including for the operation and use of any leased property including as required under applicable Laws) and Schedule 4.16 of the Disclosure Schedules sets forth a list of such Permits which are in full force and effect and not subject to appeal and (ii) is and since the Lookback Date has been in compliance in all material respects with all terms and conditions of any such Permits. No notice has been received by the Company alleging the failure to hold or comply with any such Permits or the eligibility of the Company to continue to hold any of the Permits in the future. To the knowledge of the Company, no suspension, modification, revocation or cancellation of any of the Permits is pending or threatened.

(c) The Company has not received any FDA Form 483, warning letter, untitled letter, letter of admonition, or other similar notification under or in connection with the Healthcare Laws in any jurisdiction with respect to the business, properties products or services of the Company. None of the Company’s products have been subject to any import alerts or detentions.

(d) The Company has filed all reports and notifications with each relevant Governmental Body as required by applicable Law in relation to the products and services of the Company. The Company is not a party to any corporate integrity agreement, monitoring agreement, consent decree, settlement order, or similar agreement with or imposed by any Governmental Body that was agreed to or imposed since the Lookback Date.

(e) The Company is not the subject of any pending or, to the knowledge of the Company, threatened investigation in respect of its business or products by the FDA pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto. To the knowledge of the Company, the Company has not committed any acts, made any statement, or failed to make any statement, in each case in respect of its business or products that would violate the FDA’s “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy, and any amendments thereto. None of the Company or to the knowledge of the Company any of its officers, employees or agents has been convicted of any crime or engaged in any conduct that could result in a debarment or exclusion (i) under 21 U.S.C. Section 335a or (ii) any similar applicable Law. No debarment or exclusionary claims, Legal Proceedings, proceedings or investigations in respect of their business or products are pending or, to the knowledge of the Company, threatened against the Company or any of its officers, employees or agents.

4.17 Transactions With Affiliates. Except as set forth on Schedule 4.17 of the Disclosure Schedules or disclosed in the SEC Documents, the Company is not a party to any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K of the SEC.

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4.18 Equity Capitalization.

(a) As of the date hereof, the authorized capital stock of the Company consists of (i) 7,500,000 shares of Common Stock, of which, 7,447,950 are issued and outstanding, (ii) 5,000,000 shares of preferred stock par value $0.001 per share, of which, (1) 30,000 shares have been designated as Series C Convertible Preferred Stock par value $0.001 per share (the “Series C Preferred Stock”), which 17,858 are issued and outstanding at a conversion price of $0.335 and are convertible into 5,330,493 shares of Common Stock, (2) 20,000 shares have been designated as Series D Convertible Preferred Stock par value $0.001 per share (the “Series D Preferred Stock”), which 10,161 are issued and outstanding at a conversion price of $0.335, and are convertible into 2,238,806 shares of Common Stock, and (3) 30,000 shares have been designated as Series H Convertible Preferred Stock par value $0.001 per share (the “Series H Preferred Stock”, together with the Series C Preferred Stock, the Series D Preferred Stock, the “Company Preferred Stock”), which 16,916 are issued and outstanding at a conversion price of $0.335 and are convertible into 3,534,525 shares of Common Stock, (iii) 670,764 shares of Common Stock net of issuances are reserved for issuance pursuant to the Company’s 2021 Equity Incentive Plan, as amended (the “2021 Company Equity Plan”) and the Visualant, Inc. 2011 Stock Incentive Plan, as amended (the “2011 Company Equity Plan” and together with the 2021 Company Equity Plan, the “Company Equity Plans”), and (iv) 1,192,958 warrants, which are exercisable for 1,192,958 shares of Common Stock (the “Company Warrants”). No shares of Common Stock are held in treasury. All of the outstanding capital stock of the Company are duly authorized and have been, or upon issuance will be, validly issued and are fully paid and nonassessable.

(b) Except as set forth on Schedule 4.18 of the Disclosure Schedules, (i) no Person is entitled to pre-emptive or similar statutory or contractual rights with respect to any securities of the Company; (ii) other than the Company Preferred Stock, the Company Warrants and options granted pursuant to the Company Equity Plan, there are no outstanding warrants, options, convertible securities or other rights, agreements or arrangements of any character under which the Company or any of its Subsidiaries is or may be obligated to issue any equity securities of any kind; (iii) except for the Registration Rights Agreement, there are no voting agreements, buy-sell agreements, option or right of first purchase agreements or other agreements of any kind among the Company and any of the securityholders of the Company relating to the securities of the Company held by them; (iv) except as provided in the Registration Rights Agreement, no Person has the right to require the Company to register any securities of the Company under the 1933 Act, whether on a demand basis or in connection with the registration of securities of the Company for its own account or for the account of any other Person; (v) there are no outstanding debt securities, notes, credit agreements, credit facilities or other agreements, documents or instruments evidencing Indebtedness of the Company or any of its Subsidiaries or by which the Company or any of its Subsidiaries is or may become bound; (vi) except pursuant to the Registration Rights Agreement, there are no agreements or arrangements under which the Company or any of its Subsidiaries is obligated to register the sale of any of their securities under the 1933 Act; (vii) there are no outstanding securities or instruments of the Company or any of its Subsidiaries which contain any redemption or similar provisions, and there are no contracts, commitments, understandings or arrangements by which the Company or any of its Subsidiaries is or may become bound to redeem a security of the Company or any of its Subsidiaries; (viii) there are no securities or instruments containing anti-dilution or similar provisions that will be triggered by the issuance of the Common Shares; and (ix) neither the Company nor any Subsidiary has any stock appreciation rights or “phantom stock” plans or agreements or any similar plan or agreement.

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(c) Except for the Company Equity Plans, the Company does not have any stock option plan or any other plan, program, agreement or arrangement providing for any equity-based compensation for any Person. Section 4.18(c) of the Disclosure Schedules sets forth the following information with respect to each Company Option and each other award under the Company Equity Plans outstanding as of the date of this Agreement: (i) the name of the holder; (ii) the number of shares of Common Stock subject to such Company Option at the time of grant; (iii) the number of shares of Common Stock subject to such Option as of the date of this Agreement; (iv) the exercise price; (v) the date on which such Company Option was granted; (vi) the applicable vesting schedule, including the number of vested and unvested shares as of the date of this Agreement; (vii) whether such Company Option is intended to constitute an “incentive stock option” (as defined in the Code) or a non-qualified stock option, and (v) the Company Equity Plan under which such Company Option was granted. The Company has made available to Buyer accurate and complete copies of the Company Equity Plans and the form of the stock option agreements evidencing the outstanding Company Options granted thereunder for each Company Equity Plan. All stock option agreements evidencing outstanding Company Options are consistent with the Company’s standard form of stock option agreement. Each stock option granted by the Company was granted (i) in accordance with the terms of the applicable Company Equity Plan and applicable Law, and (ii) with an exercise price at least equal to the fair market value of the Common Stock on the date such stock option would be considered granted under GAAP and applicable Law. No Company Option has been backdated. To the knowledge of the Company, neither the Company nor any of its Subsidiaries has granted, and there is no and has been no Company policy or practice to grant, stock options prior to, or otherwise knowingly coordinate the grant of stock options with, the release or other public announcement of material information regarding the Company or its Subsidiaries or their financial results or prospects.

(d) Schedule 4.18(d) of the Disclosure Schedules sets forth a true and complete accounting of the Company Warrants outstanding as of the date of this Agreement, including the following information: (i) the name of the warrant holder or, only to the extent the Company does not have knowledge of the name of the warrant holder, the aggregated group of warrant holders identified by offering (each, an “Aggregated Warrant Holder Group”), (ii) the number of shares of Common Stock subject to (A) each Company Warrant held by a warrant holder or (B) all Company Warrants held by any Aggregated Warrant Holder Group, (iii) the exercise price of such Company Warrant or, in the case of an Aggregated Warrant Holder Group, the exercise price of all such Company Warrants, (iv) the date on which such Company Warrant was granted or, in the case of an Aggregated Warrant Holder Group, the date on which all such Company Warrants were granted and (v) whether the Company Warrant has, or the Company Warrants held by an Aggregated Warrant Holder Group all have, Black Scholes Payment provisions and the anticipated amount of the Black Scholes Value Payments.

4.19 Indebtedness and Other Contracts. Schedule 4.19 sets forth the amount of outstanding Indebtedness to be paid off by the Company at or immediately following the Closing (the “Closing Indebtedness”). Neither the Company nor any of its Subsidiaries, (i) has any outstanding Indebtedness other than the Closing Indebtedness and the Liabilities listed on Schedule 4.14 of the Disclosure Schedule, or (ii) is in violation of any term of, or in default under, any contract, agreement or instrument relating to any Indebtedness, including the Closing Indebtedness.

4.20 Absence of Litigation. There is no Legal Proceeding before or by any Governmental Body, pending or, to the Company’s knowledge, threatened in writing against or affecting the Company or any of its Subsidiaries, the Common Stock or any of the Company’s or its Subsidiaries’ officers or directors, whether of a civil or criminal nature or otherwise, in their capacities as such. Neither the Company nor any of its Subsidiaries is subject to any order, writ, judgment, injunction, decree, determination or award of any Governmental Entity.

4.21 Insurance. The Company and each of its Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as management of the Company believes to be prudent and customary in the businesses in which the Company and its Subsidiaries are engaged. Since the Lookback Date, neither the Company nor any such Subsidiary has been refused any insurance coverage sought or applied for and neither the Company nor any such Subsidiary has any reason to believe that it will be unable to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not have a Material Adverse Effect.

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4.22 Employee Benefits.

(a) Schedule 4.22 of the Disclosure Schedules sets forth a true, correct and complete list of all Company Plans. The Company has made available to Buyer a true and complete copy, as applicable, of (i) each Company Plan (including any amendments and all Contracts relating thereto, or to the funding thereof, including all trust, insurance, administration, investment, subscription and participation Contracts, each as in effect on the date hereof,) and written descriptions of all material terms of any Company Plan that is not in writing, (ii) the three most recent Form 5500 filings with accompanying schedules and attachments, (iii) the most recent summary plan description (and any summary of material modifications) of any such Company Plan, (iv) the most recently received determination or opinion letter issued by the Internal Revenue Service and each currently pending application for a determination letter, (v) the most recently prepared annual reports, actuarial reports, financial statements and trustee reports in respect of any such Company Plans, (vi) all material records, notices and filings concerning Internal Revenue Service or U.S. Department of Labor non-routine audits or investigations in respect of any such Company Plan, (vii) all material, non-routine, communications with participants, beneficiaries and Governmental Entities, and (viii) non-discrimination and top heavy test results for the three most recent plan years. The Company does not have a Contract, plan or commitment, whether legally binding or not, to create any additional Company Plans or to modify any existing Company Plan other than any amendment adopted in the ordinary course to comply with applicable Law. The Company has reserved all rights necessary to amend or terminate each Company Plan that is an “employee benefit plan” within the meaning of Section 3(3) of ERISA (whether or not subject to ERISA) without the consent of any other Person or any liability (other than vested benefits).

(b) Each Company Plan has been established, maintained, administered and operated at all times in compliance with its terms and the requirements of any applicable Law, including but not limited to ERISA and the Code, and no event has occurred or condition exists which could reasonably be expected to cause any such Company Plan to fail to comply with such requirements or cause the Company, directly or indirectly, to incur a penalty or excise Tax or cause a deduction for a contribution to a Company Plan to be disallowed. Each Company Plan that is a health plan is in compliance in all material respects with COBRA and the Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act of 2010. The Company has not filed, and is not considering filing, an application under the IRS Employee Plans Compliance Resolution System or the Department of Labor’s Voluntary Fiduciary Correction Program with respect to any Company Plan.

(c) Neither the Company nor any ERISA Affiliate maintains, sponsors, contributes to, is obligated to contribute to, has any Liability with respect to or has any obligations, current or contingent, or has within the preceding six years maintained, sponsored, contributed to, been obligated to contribute to, had any Liability with respect to, any (i) plan subject to Title IV of ERISA or Code Section 412, including any “multiemployer plan” within the meaning of Sections 3(37) or 4001(a)(3) of ERISA; (ii) a “multiple employer plan” as defined in Section 4063 or 4064 of ERISA, (iii) a self-funded health or welfare benefit plan, (iv) an Company Plan that provides for indemnification for or gross-up or similar payment of any Taxes incurred under Code Section 4999 or Section 409A of the Code, (v) “a welfare benefit fund,” as defined in Section 419(e) of the Code, or (vi) an organization described in Section 501(c)(9) of the Code.

(d) No prohibited transaction, within the meaning of Section 406 of ERISA or Section 4975 of the Code, or breach of any of the duties imposed on “fiduciaries” (within the meaning of Section 3(21) of ERISA) by ERISA has occurred with respect to any Company Plan that could reasonably be expected to result in any Liability or excise Tax under ERISA or the Code being imposed on the Company, excluding transactions effected pursuant to a statutory or administrative exemption. .

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(e) Each Company Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and has received a currently effective favorable determination letter from the Internal Revenue Service upon which the Company may rely or is comprised of a master or prototype plan that has received a favorable opinion letter from the Internal Revenue Service upon which the Company may rely (or has submitted, or is within the remedial amendment period for submitting, an application for a determination letter and is awaiting a response from the Internal Revenue Service), and, to the knowledge of the Company, no event has occurred or condition exists that could reasonably be expected to result in the disqualification of such Company Plan or the revocation or failure to issue any such determination letter or opinion letter. No Company Plan sponsored or maintained by the Company has assets that include securities issued by the Company. With respect to each Company Plan, all contributions, premiums or payments which are due on or before the date hereof have been paid to such plan within the time periods prescribed by ERISA, the Code or the terms of such Company Plan.

(f) There are no Legal Proceedings (other than routine claims for benefits) pending or, to the knowledge of the Company, threatened with respect to (or against the assets of) any Company Plan, nor, to the knowledge of the Company, are there any facts that could reasonably be expected to give rise to any such Legal Proceeding. No Company Plan is currently under investigation, audit or review, directly or indirectly, by the Internal Revenue Service, the U.S. Department of Labor or other Governmental Entity, and, to the knowledge of the Company, no such investigation, audit or review is threatened or contemplated by the Internal Revenue Service, the U.S. Department of Labor or other Governmental Body.

(g) No Company Plan provides for post-employment or retiree welfare benefits payments or coverage, except as required by COBRA.

(h) The execution of, and consummation of the transactions contemplated by, this Agreement will not (either alone or in conjunction with any other action by the Company prior to the Closing) (i) entitle any current or former employee, director, manager, officer, consultant, independent contractor, contingent worker or leased employee (or any dependents, spouses or beneficiaries thereof) of the Company to severance pay or any other similar payment or any other payment or benefit becoming due under any Company Plan, (ii) accelerate the time of payment or vesting or funding, or increase the amount of compensation due to such individual, (iii) increase any benefits under any Company Plan, (iv) result in the triggering or imposition of any restrictions or limitations on the ability to amend or terminate any Company Plan or (v) result in any breach or violation of, or default under any Company Plan.

(i) No amount, economic benefit or other entitlement that could be received (including in cash or property or vesting of property) as a result of the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated by this Agreement (whether alone or in conjunction with any other event, including any termination of employment or service on or following the Closing Date) by any person who could be a “disqualified individual” (as defined in Section 280G(c) of the Code) with respect to the Company could give rise to any “parachute payment,” as defined under Section 280G(b)(2) of the Code and the regulations thereunder or trigger the excise tax under Section 4999 of the Code.

(j) Each Company Plan that is or has ever been a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code and associated Treasury Department guidance, if any, has been, since January 1, 2005, in operational compliance, and, since January 1, 2009, in documentary compliance, with Section 409A of the Code. The Company does not have any obligation to indemnify, reimburse, make whole or otherwise “gross-up” any Person for the interest or additional tax set forth under Section 409A, Section 280G, or Section 4999 of the Code, or otherwise.

(k) The Company has not maintained, has not operated nor has any Liability with respect to, and the Company has not ever maintained, operated or had Liability with respect to, any plan, program, agreement or arrangement with respect to employees, directors, consultants or contractors that is or was subject to the Laws of a jurisdiction outside of the United States of America.

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4.23 Employee Relations.

(a) The Company has not engaged in any unfair labor practice. (i) No Legal Proceedings, labor disturbance by or dispute with any current or former employee, director, manager, officer, or independent contractor of the Company or any of its Subsidiaries exists or, to the knowledge of the Company, is contemplated or threatened, and, to the knowledge of the Company, there is no existing or imminent Legal Proceedings, labor disturbance by, or dispute with, any of the Company’s current or former employees, directors, managers, officers, independent contractors or other service providers; (ii) the Company has not agreed to recognize any labor union, nor has any labor union or other collective bargaining representative been certified as the exclusive bargaining representative of any employees of the Company, nor has any labor organization or group of employees of the Company or any of its Subsidiaries made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the knowledge of the Company, threatened to be brought or filed, with the National Labor Relations Board or any other labor relations tribunal or authority; (iii) there are no organizing activities, strikes, work stoppages, slowdowns, lockouts, arbitrations or grievances, or other labor disputes pending or, to the knowledge of the Company, threatened or reasonably anticipated against the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or similar agreement with a labor organization nor does the Company or any of its Subsidiaries have any actual or contingent Liability or other obligations under any collective bargaining agreement.

(b) All individuals who have rendered services to the Company or any of its Subsidiaries who were classified by the Company or such Subsidiary, as applicable, as having the status of an employee or independent contractor were properly classified in accordance with the terms of each Company Plan and ERISA, the Code, the Fair Labor Standards Act and all other applicable Laws and neither the Company nor any Subsidiary has received notice to the contrary from any Person or Governmental Body.

(c) Each of the Company and its Subsidiaries is and at all times has been in compliance in all material respects with all applicable laws respecting employment and employment practices, and personnel and labor, including provisions thereof relating to terms and conditions of employment, wages and hours and occupational safety and health (including the Occupational Safety and Health Act of 1970 and the rules and regulations promulgated thereunder), equal opportunity, collective bargaining, immigration (including the Immigration Reform and Control Act or similar Law), the Worker Adjustment Retraining and Notification Act or any similar Law, government contracting, child labor, aﬃrmative action, discrimination, retaliation, sexual harassment, disability rights or benefits, collective dismissals, affirmative action, workers’ compensation, worker classification, health insurance continuation, labor relations, unemployment insurance, privacy, leaves of absence, meal and rest periods, vacation, sick and other paid time oﬀ, right to information and consultation, pay equity and transparency, restrictive covenants, plant closing, mass layoffs and automated employment decision tools and other artificial intelligence (collectively, the “Employment Laws”). The Company has complied in all material respects with all applicable immigration Laws, including all applicable Laws with respect to E-Verify and Form I-9, including record collection and retention requirements thereof. The Company has not implemented any employee layoffs or plant closures that give rise to notice obligations under the Worker Adjustment and Retraining Notification Act or any similar state or local Law. The Company has timely paid all wages, salaries, bonuses, commissions, expenses, wage premiums, or other compensation that has become due and payable to its current and former employees, independent contractors, or other service providers pursuant to a Law, Contract, or employment policy. No Legal Proceeding relating to any Employment Laws is pending against the Company or any employee or director of the Company and, since the Lookback Date, no Legal Proceeding against the Company or any employee or director of the Company relating to any Employment Laws has been initiated, filed or, to the knowledge of the Company, threatened.

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(d) Since the Lookback Date, (i) no allegations or formal or informal complaints of sexual harassment or misconduct have been made to or filed with the Company, (ii) no other Legal Proceedings have been initiated, filed or, to the knowledge of the Company, threatened against the Company related to sexual harassment or sexual misconduct, , in each case by or against any current or former officer, director, manager or senior level management employee of the Company, and (iii) none of the Company or its Subsidiaries has ever entered into any settlement agreements related to allegations of sexual harassment or misconduct by an officer, director, manager or senior level management employee of the Company.

(e) Schedule 4.23(i) sets forth a true, correct, and complete list of all current employees and all other individual independent contractors of the Company, to the extent applicable, showing each such Person’s current (i) name, (ii) position, (iii) employing entity, (iv) status as full-time or part-time, (v) if an employee, his or her status as exempt or non-exempt under the Fair Labor Standards Act, (vi) date of commencement of employment or service, (vii) rate of base salary and incentive compensation, commission and bonuses, (viii) primary work location, (ix) type and expiration date of any required visa or work permit, (x) accrued but unpaid vacation or other paid time off, and (xi) whether such Person is on a leave of absence (or gave written notice of the need for a leave of absence), and if so, the cause of such leave of absence and the date the Person is expect to return to active service.

4.24 Real Property. The Company does not own, and none of its Subsidiaries owns, nor has the Company or any of its Subsidiaries ever owned any real property. Schedule 4.24 of the Disclosure Schedules sets forth an accurate and complete list of all real properties with respect to which the Company or any of its Subsidiaries directly or indirectly holds a valid leasehold interest as well as any other real estate that is in the possession of or leased by the Company (“Company Real Estate Leases”). The Company has made available to Buyer copies of all Company Real Estate Leases, each of which is in full force and effect, with no existing material default thereunder. The Company’s and its Subsidiaries’ use and operation of each such leased property conforms to all applicable Laws in all material respects, and the Company or its Subsidiaries has exclusive possession of each such leased property and has not granted any occupancy rights to tenants or licensees with respect to such leased property. The Company and its Subsidiaries have not received written notice from its landlords or any Governmental Body that: (a) relates to violations of building, zoning, safety or fire ordinances or regulations; (b) claims any defect or deficiency with respect to any of such properties; or (c) requests the performance of any repairs, alterations or other work to such properties.

4.25 Intellectual Property Rights.

(a) The Company or its Subsidiaries owns, or has the legal and valid right to use, as currently being used by the Company or its Subsidiaries, all Company IP Rights, free and clear of all Liens.

(b) Schedule 4.25(b) of the Disclosure Schedules sets forth an accurate, true and complete listing of all Company Registered IP, specifying as to each such item, as applicable, the owner(s) of record (and, in the case of domain names, the registrar), jurisdiction of application and/or registration, the application and/or registration number, the date of application and/or registration, and the status of application and/or registration. Each item of Company IP Rights that is Company Registered IP is and at all times has been filed and maintained in compliance in all material respects with all applicable Law and all filings, payments, and other actions required to be made or taken to maintain such item of Company Registered IP in full force and effect have been made by the applicable deadline.

(c) To the knowledge of the Company, no employee of the Company or any of its Subsidiaries is (i) bound by or otherwise subject to any Contract restricting him or her from performing his or her duties for the Company or its Subsidiaries or (ii) in breach of any Contract with any former employer or other Person concerning Company IP Rights purported to be owned by the Company or its Subsidiaries or confidentiality provisions protecting Trade Secrets and confidential information comprising Company IP Rights purported to be owned by the Company or its Subsidiaries.

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(d) The Company and each of its Subsidiaries has taken all commercially reasonable and appropriate steps to protect and maintain the Company IP Rights, including to preserve the confidentiality of all proprietary information that the Company holds, or purports to hold, as a material Trade Secret. Any disclosure by the Company or its Subsidiaries of Trade Secrets to any third party has been pursuant to the terms of a written agreement with such Person or is otherwise lawful. The Company and its Subsidiaries have implemented and maintained a reasonable security plan consistent with industry practices of companies offering similar products or services. To the knowledge of the Company, the Company and its Subsidiaries have not experienced any breach of security or otherwise unauthorized access by third parties to the confidential information in the Company’s or any of its Subsidiaries’ possession, custody or control.

(e) To the knowledge of the Company, the Company IP Rights are (i) valid and enforceable and (ii) constitute all Intellectual Property necessary for the Company to conduct its business as currently conducted and planned to be conducted. The Company has not misrepresented, or failed to disclose, any facts or circumstances in any application for any Company Registered IP that would constitute fraud with respect to such application.

(f) To the knowledge of the Company, (i) the conduct of the Company’s business as presently conducted and presently proposed to be conducted; and (ii) the manufacture, marketing, license, sale or intended use of any product or technology currently licensed or sold or under development by the Company or any of its Subsidiaries, does not violate any license or agreement between the Company or its Subsidiaries and any third party, and does not infringe or misappropriate any Intellectual Property right of any third party. Neither the Company nor any of its Subsidiaries is a party to any Legal Proceeding, or received any written communications, alleging that any Company IP Rights, product, proposed product or past, current or proposed activity has violated, violates or would violate any Intellectual Property rights of any third party and, to the knowledge of the Company, a valid claim for such Legal Proceeding does not exist. No Company IP Rights are subject to any proceeding, order, judgment, settlement agreement, stipulation or right that restricts in any manner the use, transfer, or licensing thereof by the Company or any of its Subsidiaries, or which may affect the validity, use or enforceability of any such Company IP Rights.

(g) To the knowledge of the Company, no third party is infringing upon any Company IP Rights or violating any license or agreement between Buyer and such third party, and neither the Company nor any of its Subsidiaries has sent any written communication to or asserted or threatened in writing any Legal Proceeding or claim against any Person involving or relating to any Company IP Rights.

(h) There is no current or pending Legal Proceeding (including any opposition, interference, inter partes review, or other proceeding in any patent or other government office) contesting the validity, ownership or right to use, sell, license or dispose of any Company IP Rights or products or technologies, nor has the Company or any of its Subsidiaries received any written notice asserting or suggesting that any such Company IP Rights, or the Company’s or any of its Subsidiaries’ right to use, sell, license or dispose of any such Company IP Rights or products or technologies conflicts with or infringes or misappropriates or will conflict with or infringe or misappropriate the rights of any other Person.

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4.26 Privacy and Data Security.

(a) The Company and its Subsidiaries have complied in all material respects with all applicable (i) Privacy Laws, (ii) contractual terms to which the Company or any of its Subsidiaries is a party or is otherwise bound that impose obligations on the Company or its Subsidiaries with respect to Personal Information, privacy, information security and marketing and (iii) the Company’s internal and external (including publicly posted) policies, notices, representations or guidelines relating to Personal Information, privacy and/or security of Personal Information (“Privacy Policies”) (collectively, “Privacy and Data Security Requirements”). The Company nor its Subsidiaries have received any complaint, inquiry or request for information or documents, and no Legal Proceeding is pending or to the knowledge of the Company, threatened against the Company or its Subsidiaries alleging that the Processing of Personal Information by the Company or its Subsidiaries violates any applicable Privacy and Data Security Requirements. None of the representations or disclosures made or contained in any Privacy Policy are or have been inaccurate, misleading or deceptive or in violation of any applicable Privacy and Data Security Requirements.

(b) Neither the (i) the execution, delivery or performance of this Agreement or any other agreements referred to in this Agreement, nor (ii) the consummation of any of the transactions contemplated hereby will result in violation of any applicable Privacy and Data Security Requirements. The Company and its Subsidiaries have at all times made all required disclosures to, and obtained all consents from, users, customers, employees, contractors, governmental bodies and other applicable third parties required by all applicable Privacy and Data Security Requirements and as necessary for the Company’s and its Subsidiaries’ Processing of Personal Information in connection with the conduct of its business as it has been conducted.

(c) The Company and its Subsidiaries have at all times implemented and maintained in place reasonable and appropriate physical, technical and administrative security programs, policies, procedures and such other measures required by applicable Privacy and Data Security Requirements, to protect Personal Information that the Company or its Subsidiaries Processes in connection with the operation of its business from destruction, loss, alteration, damage, unauthorized access or disclosure or illegal or unauthorized Processing (“Security Policies”). No breach or violation of any such Security Policies or any Privacy Policy has occurred or is threatened. There has not been any destruction, loss, alteration, damage, unauthorized access or disclosure or illegal or unauthorized Processing of any Personal Information that is in the possession or control of the Company or its Subsidiaries. The Company and its Subsidiaries have not experienced any Security Incident, phishing incident, ransomware or malware attack, malicious disruption of the Systems or other incident in which Personal Information was or may have been accessed, disclosed, acquired or exfiltrated in an unauthorized manner and the Company and its Subsidiaries have not received any notices from any Person or has been the subject of any actual or threatened claim, Legal Proceeding, or investigation with respect thereto.

(d) The Systems that are material to the conduct of the business have commercially reasonable security, back-ups and disaster recovery arrangements in place that comply with the applicable Privacy and Data Security Requirements. The Systems have never suffered any material failure and the Company and its Subsidiaries have undertaken and implemented measures to prevent any material failures.

(e) The Company and its Subsidiaries have obtained written agreements from all subcontractors and third-party vendors to whom the Company and/or its Subsidiaries have provided or disclosed Personal Information that (1) satisfy the requirements of the Privacy and Data Security Requirements, and (2) bind the subcontractor and third-party vendors to at least the same restrictions and conditions that apply to the Company and/or its Subsidiaries with respect to such Personal Information.

(f) The Company and its Subsidiaries have taken commercially reasonable steps to limit access to Personal Information to: (i) the Company and its Subsidiaries personnel and to subcontractors and third-party vendors providing services to or on behalf of the Company or its Subsidiaries, in each case to those who have a need to know such Personal Information in the execution of their duties to the Company or its Subsidiaries; and (ii) such other Persons permitted to access such Personal Information in accordance with the Privacy Policies, and contractual obligations to which the Company or its Subsidiaries are bound.

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4.27 Agreements, Contracts and Commitments.

(a) Except as set forth in the SEC Documents publicly available prior to the date of this Agreement, neither the Company nor any of its Subsidiaries is a party or is bound by any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Securities Act excluding, however, any Company Plans) (all such contracts, “Company Material Contracts”).

(b) The Company has delivered or made available to Buyer accurate and complete copies of all Company Material Contracts, including all amendments thereto. Neither the Company nor any of its Subsidiaries, nor to the knowledge of the Company, as of the date of this Agreement has any other party to a Company Material Contract, breached, violated or defaulted under, or received notice that it breached, violated or defaulted under, any of the terms or conditions of any Company Material Contract in such manner as would permit any other party to cancel or terminate any such Company Material Contract, or would permit any other party to seek damages which would reasonably be expected to be material to the Company, its applicable Subsidiary or its business. As to the Company or its applicable Subsidiary, as of the date of this Agreement, each Company Material Contract is valid, binding, enforceable and in full force and effect, subject to the Enforceability Exceptions.

4.28 Taxes.

(a) The Company and its Subsidiary have timely filed all income Tax Returns and other Tax Returns required to be filed by the Company or its Subsidiary under applicable Law (taking into account all applicable extensions of time to file Tax Returns). All Tax Returns filed by the Company and its Subsidiary are correct and complete in all material respects and have been prepared in compliance with all applicable Law. Since the Lookback Date, no claim has been made by any Governmental Body in any jurisdiction where the Company or its Subsidiary does not file a particular Tax Return or pay a particular Tax that the Company or its Subsidiary are subject to taxation by that jurisdiction.

(b) All income and other material Taxes due and owing by the Company or its Subsidiary on or before the date hereof (whether or not shown on any Tax Return) have been fully and timely paid. Since the Balance Sheet Date, neither the Company nor its Subsidiary have incurred any material liability for Taxes outside the ordinary course of business consistent with past practice.

(c) All material Taxes that the Company and its Subsidiary are or were required by Law to withhold or collect have been duly and timely withheld or collected in all material respects on behalf of their respective employees, independent contractors, members, or other third parties, and have been timely paid to the proper Governmental Body or other Person or properly set aside in accounts for this purpose in accordance with applicable Law. The Company and its Subsidiary have properly maintained all records required to be maintained with respect to withholding of Taxes under appliable Law.

(d) There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Company or its Subsidiary.

(e) No deficiencies for income or other material Taxes with respect to the Company or its Subsidiary have been claimed, proposed or assessed by any Governmental Body in writing. There are no pending, ongoing, or threatened audits, assessments or other actions for or relating to any liability in respect of a material amount of Taxes of the Company or its Subsidiary. Neither the Company not its Subsidiary have extended or waived any statute of limitations in respect of the payment of any income or other material Taxes or the filing of any Tax Return (other than extensions automatically obtained in the ordinary course of business consistent with past practice) or agreed to any extension of time with respect to any income or other material Tax assessment or deficiency.

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(f) None of the Company or its Subsidiary are parties to any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement, or similar agreement or arrangement, other than customary commercial contracts entered into in the ordinary course of business consistent with past practice the principal subject matter of which is not Taxes.

(g) None of the Company or its Subsidiary will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for Tax purposes; (ii) use of an improper method of accounting for a Tax period ending on or prior to the Closing Date; (iii) “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Law) executed on or prior to the Closing Date; (iv) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or foreign Law); (v) installment sale or open transaction disposition made on or prior to the Closing Date; (vi) prepaid amount received or deferred revenue accrued on or prior to the Closing Date; or (vii) election under Section 108(i) of the Code (or any similar provision of state, local or foreign Law).

(h) None of Company or its Subsidiary have ever been a member of a consolidated, combined or unitary Tax group (other than such a group the common Buyer of which is the Company). Neither the Company nor its Subsidiary has any liability for Taxes of any Person (other than, with respect to the Company, Taxes of its Subsidiary) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local, or foreign Law), or as a transferee or successor.

(i) Neither the Company nor its Subsidiary have distributed stock of another Person, or had their stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code or Section 361 of the Code (or any similar provisions of state, local or foreign Law).

(j) Neither the Company nor its Subsidiary have ever had a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise have an office or fixed place of business in a jurisdiction outside of the United States.

(k) Neither the Company nor its Subsidiary have participated in or been a party to a transaction that, as of the date of this Agreement, constitutes a “listed transaction” or a “transaction of interest” that is required to be reported to the Internal Revenue Service pursuant to Section 6011 of the Code and applicable Treasury Regulations thereunder.

(l) Neither the Company nor its Subsidiary have taken any action nor know of any fact or circumstance that could reasonably be expected to prevent the transactions contemplated by this Agreement from qualifying for the Intended Tax Treatment.

(m) Neither the Company nor its Subsidiary have been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

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(n) No private letter rulings, technical advice memoranda, or similar material agreements or rulings have been requested, entered into or issued by any Governmental Body with respect to the Company or its Subsidiary.

For purposes of this Section 4.28, each reference to the Company or its Subsidiary shall be deemed to include any Person that was liquidated into, merged with, or is otherwise a predecessor to, the Company or its Subsidiary.

4.29 Investment Company Status. Neither the Company nor any of its Subsidiaries is, and upon consummation of the sale of the Common Shares will be, an “investment company,” an affiliate of an “investment company,” a company controlled by an “investment company” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company” as such terms are defined in the Investment Company Act of 1940, as amended.

4.30 Eligibility for Registration. The Company is eligible to register the Common Shares for resale by the Buyer using Form S-3 promulgated under the 1933 Act.

4.31 Shell Company Status. The Company is not, and has never been, an issuer identified in, or subject to, Rule 144(i).

4.32 OFAC. None of the Company nor any of the Subsidiaries nor, to the knowledge of the Company, any director, officer, agent, employee, affiliate or person acting on behalf of the Company and/or any Subsidiary has been or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Department of the Treasury (“OFAC”); and the Company will not directly or indirectly use any proceeds received from Buyer or lend, contribute or otherwise make available such proceeds to its Subsidiaries or to any affiliated entity, joint venture partner or other person or entity, to finance any investments in, or make any payments to, any country or person currently subject to any of the sanctions of the United States administered by OFAC.

4.33 No Foreign Corrupt Practices. None of the Company or any of the Subsidiaries has, directly or indirectly: (a) made or authorized any contribution, payment or gift of funds or property to any official, employee or agent of any governmental authority of any jurisdiction except as otherwise permitted under applicable Law; or (b) made any contribution to any candidate for public office, in either case, where either the payment or the purpose of such contribution, payment or gift was, is, or would be prohibited under the Foreign Corrupt Practices Act or the rules and regulations promulgated thereunder or under any other legislation of any relevant jurisdiction covering a similar subject matter applicable to the Company or its Subsidiaries and their respective operations and the Company has instituted and maintained policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance with such legislation.

4.34 Anti-Money Laundering. The operations of each of the Company and the Subsidiaries are and have been conducted at all times in compliance with all applicable anti-money laundering Laws, in its jurisdiction of incorporation and in each other jurisdiction in which such entity, as the case may be, conducts business (collectively, the “Money Laundering Laws”) and no Legal Proceeding involving the Company or its Subsidiaries with respect to any of the Money Laundering Laws is, to the knowledge of the Company, pending, threatened or contemplated.

4.35 No Disagreements with Accountants and Lawyers. There are no material disagreements of any kind presently existing, or reasonably anticipated by the Company to arise, between the Company and the accountants and lawyers formerly or presently employed by the Company and the Company is current with respect to any fees owed to its accountants and lawyers which could affect the Company’s ability to perform any of its obligations under any of the Transaction Documents.

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4.36 No Untrue Statements. The Company hereby represents and warrants to Buyer that, as of the date hereof and as of the Closing Date, none of the information contained in this Agreement, the Disclosure Schedules, the SEC Filings, or any other document, certificate, or statement furnished to Buyer or its Representatives by or on behalf of the Company or any of its Subsidiaries, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

4.37 No Other Representations. Except for the representations and warranties set forth in this Agreement and in other Transaction Documents, neither the Company nor any of its Affiliates, or any of their respective Representatives, has made or is making any other express or implied representation or warranty, either written or oral, to the Buyer or its Representatives in connection with the transactions contemplated by this Agreement.

4.38 Non-Reliance. The Company acknowledges and agrees that, except for the representations and warranties expressly set forth in this Agreement, it is not relying on, and has not relied on, any other representation or warranty, whether written or oral, express or implied, or any other information, statement, or document made or provided by or on behalf of the Buyer or any of its Affiliates, or any of their respective Representatives, in connection with its decision to enter into this Agreement or to consummate the transactions contemplated hereby.

ARTICLE V

COVENANTS

5.1 Operation of the Company’s Business.

(a) Except (i) as set forth on Schedule 5.1 of the Disclosure Schedules, (ii) as expressly permitted by or required in accordance with this Agreement, (iii) as required by applicable Law or (iv) unless Buyer shall otherwise consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), during the period commencing on the date of this Agreement and continuing until the earlier to occur of the valid termination of this Agreement pursuant to Article VIII and the Closing Date (the “Pre-Closing Period”), the Company shall conduct its business and operations in the ordinary course of business, consistent with past practice and in compliance with all applicable Laws and the requirements of all Contracts that constitute Company Material Contracts.

(b) Except (i) as expressly permitted by this Agreement, (ii) as set forth on Schedule 5.1 of the Disclosure Schedules, (iii) as required by applicable Law or (iv) with the prior written consent of Buyer (which consent shall not be unreasonably withheld, delayed or conditioned), at all times during the Pre-Closing Period, the Company shall not:

(i) declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of its capital stock or repurchase, redeem or otherwise reacquire any shares of its capital stock or other securities (except in connection with the payment of the exercise price and/or withholding Taxes incurred upon the exercise, settlement or vesting of any award granted under any Company Plan);

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(ii) sell, issue, grant, pledge or otherwise dispose of or encumber or authorize any of the foregoing with respect to: (A) any capital stock or other security of the Company, including without limitation, pursuant to any “at the market offering” (except for Common Stock issued upon the valid exercise of outstanding Company Options); (B) any option, warrant or right to acquire any capital stock or any other security; or (C) any instrument convertible into or exchangeable for any capital stock or other security of the Company;

(iii) except as required to give effect to anything in contemplation of the Closing, amend any of its Organizational Documents, or effect or be a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction except, for the avoidance of doubt, the transactions contemplated by this Agreement;

(iv) form, or dissolve, any Subsidiary or acquire any equity interest or other interest in any other Entity or enter into a joint venture with any other Entity;

(v) (A) lend money to any Person, (B) incur or guarantee any indebtedness for borrowed money, or (C) incur or guarantee any debt securities of others;

(vi) other than as required by the terms of any Company Plan as in effect on the date of this Agreement: (A) adopt, terminate, establish or enter into any Company Plan; (B) cause or permit any Company Plan to be amended in any material respect; (C) pay any bonus or make any profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, benefits or other compensation or remuneration payable to, any of its directors, officers or employees, other than increases in base salary and annual cash bonus opportunities and payments made in the ordinary course of business consistent with past practice; (D) increase the severance or change of control benefits offered to any current or new employees, directors or consultants; or (E) hire any officer or employee.

(vii) recognize any labor union, labor organization, or similar Person;

(viii) enter into any material transaction other than in the ordinary course of business;

(ix) acquire any material asset or sell, lease or otherwise irrevocably dispose of any of its material assets or properties, or grant any Lien with respect to such assets or properties, except in the ordinary course of business, consistent with past practice;

(x) sell, assign, transfer, license, sublicense or otherwise dispose of any material Company IP Rights (other than pursuant to non-exclusive licenses in the ordinary course of business consistent with past practice);

(xi) make, change or revoke any material Tax election, fail to pay any income or other material Tax as such Tax becomes due and payable, file any amendment making any material change to any Tax Return, settle or compromise any income or other material Tax liability, enter into any Tax allocation, sharing, indemnification or other similar agreement or arrangement, request or consent to any extension or waiver of any limitation period with respect to any claim or assessment for any income or other material Taxes (other than in connection with any extension of time to file any Tax Return), or adopt or change any accounting method in respect of Taxes;

(xii) enter into, materially amend or terminate any Company Material Contract or any Contract that would constitute a Company Material Contract;

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(xiii) other than obtaining “tail” insurance coverage in connection with the Closing, terminate or modify in any material respect, or fail to exercise renewal rights with respect to, any material insurance policy;

(xiv) waive, settle or compromise any pending or threatened Legal Proceeding against the Company or any of its Subsidiaries, other than waivers, settlements or agreements (A) for an amount not in excess of $50,000 in the aggregate (excluding amounts to be paid under existing insurance policies or renewals thereof), (B) that do not impose any material restrictions on the operations or businesses of the Company, taken as a whole, or any equitable relief on, or the admission of wrongdoing by the Company or any of its Subsidiaries or (C) that will not require payment of any amount or any other performance, in each case by the Company, at any time following the Closing;

(xv) delay or fail to repay when due any material obligation, including accounts payable and accrued expenses;

(xvi) other than as required by Law or GAAP, take any action to change its accounting policies or procedures; or

(xvii) agree, resolve or commit to do any of the foregoing.

(c) Nothing contained in this Agreement shall give Buyer, directly or indirectly, the right to control or direct the operations of the Company prior to the Closing. Prior to the Closing, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete unilateral control and supervision over its business operations.

5.2 Non-Solicitation. The Company agrees that, during the Pre-Closing Period, neither it nor its Subsidiaries shall, nor shall it or any of its Subsidiaries authorize any of its Representatives to, directly or indirectly: (i) solicit, initiate or knowingly encourage, induce, discuss, negotiate or facilitate the communication, making, submission or announcement of any Acquisition Proposal or Acquisition Inquiry or take any action that would reasonably be expected to lead to an Acquisition Proposal or Acquisition Inquiry; (ii) furnish any non-public information regarding Buyer or any of its Subsidiaries to any Person in connection with or in response to an Acquisition Proposal or Acquisition Inquiry; (iii) engage in discussions (other than to inform any Person the existence of the provisions in this Section 5.2) or negotiations with any Person with respect to any Acquisition Proposal or Acquisition Inquiry; (iv) approve, endorse or recommend any Acquisition Proposal; (v) execute or enter into any letter of intent or any Contract contemplating or otherwise relating to any Acquisition Transaction; or (vi) publicly propose to do any of the foregoing. If the Company or any Representative of the Company receives an Acquisition Proposal or Acquisition Inquiry at any time during the Pre-Closing Period, then such party shall promptly (and in no event less than twenty-four (24) hours after the Company becomes aware of such Acquisition Proposal or Acquisition Inquiry) advise Buyer orally and in writing of such Acquisition Proposal or Acquisition Inquiry (including the terms thereof). The Company shall immediately cease and cause to be terminated any existing discussions, negotiations and communications with any Person that relate to any Acquisition Proposal or Acquisition Inquiry that has not already been terminated as of the date of this Agreement.

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5.3 Access and Information. Subject to the terms of the Confidentiality Agreement, which Buyer acknowledges that the information provided to it and its Representatives under this Section 5.3 is subject to the terms thereof, and which the Parties agree will continue in full force following the date of this Agreement, during the Pre-Closing Period, upon reasonable notice, the Company shall and shall use commercially reasonable efforts to cause its Representatives to: (a) provide Buyer and its Representatives reasonable access during normal business hours to the Company’s Representatives, personnel, property and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to the Company and its Subsidiaries; (b) provide Buyer and its Representatives with such copies of the existing books, records, Tax Returns, work papers, product data, and other documents and information relating to the Company, and with such additional financial, operating and other data and information regarding the Company’s Subsidiaries as Buyer may reasonably request; (c) permit Buyer’s officers and other employees to meet, upon reasonable notice and during normal business hours, with the chief financial officer and other officers and managers of the Company responsible for the Company’s financial statements and the internal controls of the Company to discuss such matters as the Company may deem necessary or appropriate and; (d) make available to Buyer copies of unaudited financial statements, material operating and financial reports prepared for senior management or the board of directors or managers of Buyer, and any material notice, report or other document filed with or sent to or received from any Governmental Body in connection with the contemplated transactions. Any investigation conducted by Buyer pursuant to this Section 5.3 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the other Party. Notwithstanding the foregoing, the Company may restrict the foregoing access to the extent that any Law applicable to the Company requires the Company to restrict or prohibit access to any such properties or information or as may be necessary to preserve the attorney-client privilege under any circumstances in which such privilege may be jeopardized by such disclosure or access; provided that the Company shall use its commercially reasonable efforts to obtain any required consents for the disclosure of such information and take such other reasonable action (including, to the extent permitted, redacted versions of any such information or entering into a joint defense agreement or similar arrangement to avoid loss of attorney-client privilege) with respect to such information as is necessary to permit disclosure without jeopardizing such attorney-client privilege or violating applicable Law, as applicable.

5.4 Notification of Certain Matters. During the Pre-Closing Period, the Company shall promptly (and in no event later than three (3) Business Days after the Company becomes aware of same) notify Buyer (and, if in writing, furnish copies of) if any of the following occurs: (i) any notice or other communication is received from any Person alleging that the consent of such Person is or may be required in connection with any of the transactions contemplated hereby; (ii) any Legal Proceeding against or involving or, to the knowledge of the Company, otherwise affecting the Company is commenced, or, to the knowledge of the Company, threatened against the Company or, to the knowledge of the Company, is commenced or threatened against any manager, officer or employee of the Company in their capacity as a manager, officer or employee of the Company; (iii) the Company becomes aware of any material inaccuracy in any representation or warranty made by it in this Agreement; or (iv) the failure of the Company to comply with any covenant or obligation of the Company; in each case in clauses (iii) or (iv) that could reasonably be expected to make the timely satisfaction of any of the conditions set forth in this Article V, Article VI or Article VII, impossible or materially less likely. No notification given to Buyer pursuant to this Section 5.4 shall change, limit or otherwise affect any of the representations, warranties, covenants or obligations of the Company contained in this Agreement or the Disclosure Schedules for purposes of this Article V, Article VI or Article VIII.

5.5 Proxy Statement.

(a) As promptly as reasonably practicable after the date of this Agreement and no later than fifteen (15) days following the date of this Agreement (unless the parties hereto otherwise agree), the Parties shall prepare, and the Company shall file, the Proxy Statement with the SEC in preliminary form as required by the 1934 Act. The Company shall use reasonable best efforts to take all actions required under any applicable federal, state, securities and other Laws in connection with the issuance of the Common Shares. The Company shall use reasonable best efforts to have the Proxy Statement cleared by the SEC as promptly as practicable after the filing thereof and shall cause the Proxy Statement to be filed with the SEC in definitive form and mailed to the Company’s stockholders as promptly as reasonably practicable following the later of (x) the end of the ten-day waiting period under Rule 14a-6(a) under the 1934 Act (or the earlier date on which the SEC confirms it will not review the Proxy Statement) and (y) the date on which the SEC confirms that it has no further comments on the Proxy Statement. The Company shall provide Buyer with any substantive comments that may be received from the SEC or its staff with respect thereto, shall use reasonable best efforts to respond as promptly as practicable to any such comments made by the SEC or its staff with respect to the Proxy Statement, shall give Buyer and its counsel a reasonable opportunity to review and comment on the Proxy Statement (including any amendment or supplement thereto) and any responses to comments made by the SEC or its staff each time before it is filed with the SEC, and shall give reasonable and good-faith consideration to any comments thereon made by Buyer and its counsel. The Company and Buyer shall cooperate with one another (i) in connection with the preparation of the Proxy Statement, (ii) in determining whether any action by or in respect of, or filing with, any Governmental Body is required in connection with the consummation of the transactions contemplated by this Agreement, and (iii) in taking such actions or making any such filings and furnishing information required in connection therewith or with the Proxy Statement.

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(b) Each of the Company and Buyer shall, upon request, promptly furnish to the other all information concerning itself, its Subsidiaries, directors, officers and (to the extent reasonably available to the applicable party) shareholders and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made by or on behalf of the Company, Buyer or any of their respective Subsidiaries to the SEC or the Principal Market in connection with the Proxy Statement.

(c) If at any time prior to the receipt of the Company Stockholder Approval, any information relating to the Company, Buyer, or any of their respective Affiliates, officers or directors, should be discovered by the Company (with respect to information related to the Company or its Affiliates) or Buyer (with respect to information related to Buyer) that should be set forth in an amendment or supplement to the Proxy Statement, so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other party hereto and an appropriate amendment or supplement describing such information shall promptly be prepared and filed with the SEC and, to the extent required under Applicable Law, disseminated to the stockholders of the Company.

5.6 Company Stockholder Meeting.

(a)As promptly as reasonably practicable after the effectiveness of the Proxy Statement, the Company shall take all action necessary under applicable Law to call, give notice of and hold a meeting of the holders of Common Stock to consider and vote to approve (i) issuance of the Common Shares, and the change of control of the Company resulting therefrom, (ii) an amendment to the Company Charter to (x) increase the number of authorized shares of Common Stock and (y) make such other changes as are mutually agreeable to Buyer and the Company (the “Company Charter Amendment”), (iii) to elect the directors of the Company as contemplated by Section 5.7, (iv) if requested by Buyer, increase the number of authorized Common Stock available under the 2021 Company Equity Plan and (v) any other proposals the Parties deem necessary or desirable to consummate the transactions contemplated hereby (the “Company Stockholder Matters” such meeting, the “Company Stockholder Meeting”). The Company Stockholder Meeting shall be held as promptly as practicable after the date that the Proxy Statement is declared effective under the Securities Act, and in any event, no later than 30 calendar days after the effective date of the Proxy Statement. The Company shall take reasonable measures to ensure that all proxies solicited in connection with the Company Stockholder Meeting are solicited in compliance with all applicable Law. Notwithstanding anything to the contrary contained herein, if on the date of the Company Stockholder Meeting, or a date preceding the date on which the Company Stockholder Meeting is scheduled, the Company reasonably believes that (i) it will not receive proxies sufficient to obtain the Company Stockholder Approval, whether or not a quorum would be present or (ii) it will not have sufficient shares of Common Stock represented (whether in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholder Meeting, the Company may postpone or adjourn, or make one or more successive postponements or adjournments of, the Company Stockholder Meeting as long as the date of the Company Stockholder Meeting is not postponed or adjourned more than an aggregate of thirty (30) calendar days in connection with any postponements or adjournments.

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(b) The Company agrees that (i) the Company Board shall recommend that the holders of Common Stock vote to approve the Company Stockholder Matters and shall use commercially reasonable efforts to solicit such approval within the timeframe set forth in Section 5.6(a) above and (ii) the Proxy Statement shall include a statement to the effect that the Company Board recommends that the Company stockholders vote to approve the Company Stockholder Matters.

5.7 Directors and Officers. Until successors are duly elected or appointed and qualified in accordance with applicable Law, the Parties shall use reasonable best efforts and take all necessary action so that immediately after the Closing Date, (a) the Company Board is comprised of five members, with one member designated by the Company, and four members designated by Buyer, and in each such case with such members being elected to such classes of directors as shall be determined by Buyer in accordance with the Company’s Charter and designated prior to the mailing of the Proxy Statement to the holders of Common Stock; and (b) the officers of the Company shall be designated by Buyer prior to Closing.

5.8 Form D and Blue Sky. Unless an exemption from registration under Section 4(a)(2) of the 1933 Act is available, the Company agrees to file a Form D with respect to the Common Shares as required under Regulation D and to provide a copy thereof to Buyer promptly after such filing. The Company shall, on or before the Closing Date, take such action as the Company shall reasonably determine is necessary in order to obtain an exemption for or to qualify the Common Shares for sale to Buyer at the Closing pursuant to this Agreement under applicable securities or “Blue Sky” laws of the states of the United States (or to obtain an exemption from such qualification), and shall provide evidence of any such action so taken to Buyer on or prior to the Closing Date. The Company shall make all filings and reports relating to the offer and sale of the Common Shares required under applicable securities or “Blue Sky” laws of the states of the United States following the Closing Date.

5.9 Listing. The Company shall promptly secure the listing of all of the Registrable Securities (as defined in the Registration Rights Agreement) upon each national securities exchange and automated quotation system, if any, upon which the Common Stock is then listed (subject to official notice of issuance). During the Pre-Closing Period, (i) the Company shall maintain the authorization for quotation of the Common Stock on the Principal Market or any other Eligible Market (as defined in the Registration Rights Agreement), and (ii) neither the Company nor any of its Subsidiaries shall take any action which would be reasonably expected to result in the delisting or suspension of the Common Stock on the Principal Market. If prior to Closing, Buyer determines, in its sole discretion, to change the listing of the Common Stock from the Principal Market to Nasdaq, then the Company shall reasonably cooperate with Buyer and file an initial listing application with Nasdaq and cause such listing application to be conditionally approved prior to the Closing. The Company shall pay all fees and expenses in connection with satisfying its obligations under this Section 5.9.

5.10 Fees. The Company shall be responsible for the payment of any placement agent’s fees, financial advisory fees, or broker’s commissions (other than for Persons engaged by any Buyer) relating to or arising out of the transactions contemplated hereby. Except as otherwise set forth in the Transaction Documents, each party to this Agreement shall bear its own expenses in connection with the sale of the Common Shares to Buyer.

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5.11 Cooperation. Each Party shall cooperate reasonably with the other Party and shall provide the other Party with such assistance as may be reasonably requested for the purpose of facilitating the performance by each Party of its respective obligations under this Agreement and to enable the combined entity to continue to meet its obligations following the Closing Date.

5.12 Section 16 Matters

. Prior to the Closing Date, the Company and the Board of Directors of the Company (or a duly formed committee thereof satisfying the applicable requirements of the Exchange Act) shall take all such steps as may be required or appropriate to cause any dispositions of Common Shares (including derivative securities with respect to such Common Shares) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

5.13 Takeover Statutes. During the period from the date hereof until the Closing, the Company shall, to the extent permitted by applicable Law, use its reasonable best efforts (a) to take all actions necessary so that no “business combination,” “control share acquisition,” “fair price,” “moratorium” or other antitakeover or similar statute or regulation becomes applicable to any of the transactions contemplated by this Agreement and (b) if any such antitakeover or similar statute or regulation becomes applicable to the transactions contemplated by this Agreement, to grant such approvals and take all actions necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated herein and otherwise to take all such other actions as are reasonably necessary to eliminate or minimize the effects of any such statute or regulation on the transactions contemplated hereby or thereby.

5.14 Stockholder Litigation. The Company shall conduct and control the settlement and defense of any stockholder litigation against the Company or any of its directors; provided that prior to the Closing no such settlement shall be agreed to without the prior written consent of the Buyer, which consent shall not be unreasonably withheld, conditioned or delayed. Without limiting the foregoing, prior to the Closing, the Company shall promptly notify Buyer of any litigation against the Company or its directors relating to this Agreement and the transactions contemplated hereby and the Company shall give Buyer the opportunity to consult with the Company in connection with the defense and settlement of any such stockholder litigation. The Company shall keep Buyer reasonably apprised of any material developments in connection with any such stockholder litigation.

5.15 Public Announcements. During the period from the date hereof until the Closing, the Company shall consult with Buyer before issuing, and give Buyer the opportunity to review and comment upon, any press release or other public statements with respect to the issuance of the Common Shares and the other transactions contemplated by this Agreement, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, court process or the rules and regulations of the Principal Market, as the case may be. The Parties agree that the initial press release to be issued with respect to the issuance of the Common Shares and the other transactions contemplated by this Agreement shall be a joint press release to be reasonably agreed upon by the Company and Buyer. Notwithstanding the foregoing, (i) to the extent the content of any press release or other public statement is substantially the same as a statement previously issued in accordance with this Section 5.15, no separate approval shall be required in respect of such content to the extent replicated in whole or in part in any subsequent press release or other public statement, and (ii) the Company may make public statements in response to questions by the press, analysts, investors or those attending industry conferences or financial analysts conference calls, so long as any such statements are consistent with the initial press release and other press releases and public statements made jointly by the Parties or made by one party in accordance with this Section 5.15 and do not reveal material non-public information regarding this Agreement or the transactions contemplated hereby.

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5.16 Tax Matters. The Parties agree and acknowledge that, for U.S. federal income Tax purposes, and for purposes of any corresponding provision under state or local income Tax law, the transactions contemplated by this Agreement shall be treated in accordance with the Intended Tax Treatment. The Parties and their respective Affiliates shall report, act, and file Tax Returns in all respects and for all purposes consistent with such Intended Tax Treatment. The Parties shall timely and properly prepare, execute, file, and deliver all such documents, forms, and other information as the other Party may reasonably request in preparing such Intended Tax Treatment. None of the Parties or their respective affiliates shall take any position (whether in audits, Tax Returns, or otherwise) that is inconsistent with such allocation unless required to do so following a “determination” within the meaning of Code Section 1313(a) or similar provision of other applicable Law.

5.17 Indemnification, Exculpation and Insurance.

(a) From the Closing through the sixth anniversary of the date on which the Closing occurs, the Company shall indemnify and hold harmless each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Closing Date, a director or officer of the Company or the Company or either of its Subsidiary, respectively (the “D&O Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the D&O Indemnified Party is or was a director or officer of the Company or either of its Subsidiaries, whether asserted or claimed prior to, at or after the Closing Date, or the enforcement of such D&O Indemnified Parties’ rights under this Section 5.18, in each case, to the fullest extent permitted under applicable Law. Each D&O Indemnified Party will be entitled to advancement of expenses incurred in the defense of any such claim, action, suit, proceeding or investigation from the Company, upon receipt by the Company from the D&O Indemnified Party of a request therefor; provided, that any such person to whom expenses are advanced provides an undertaking to the Company, to the extent then required by the applicable Law, to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

(b) The provisions of the Company Charter and Company Bylaws with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers of the Company that are set forth in the Company Charter and Company Bylaws shall not be amended, modified or repealed for a period of six years from the Closing Date in a manner that would adversely affect the rights thereunder of individuals who, at or prior to the Closing Date, were officers or directors of Buyer, unless such modification is required by applicable Law.

(c) From and after the Closing, the Company shall fulfill and honor in all respects the obligations of the Company to its D&O Indemnified Parties as of immediately prior to the Closing pursuant to any indemnification provisions under the Company Charter and Company Bylaws and pursuant to any indemnification agreements between the Company and such D&O Indemnified Parties, with respect to claims arising out of matters occurring at or prior to the Closing Date.

(d) From and after the Closing, the Company shall maintain directors’ and officers’ liability insurance policies, with an effective date as of the Closing Date, on commercially available terms and conditions and with coverage limits customary for U.S. public companies similarly situated to the Company. In addition, the Company shall purchase using the proceeds from the Cash Amount, effective as of the Closing at the Company’s expense from and after the Closing, for a minimum of three (3) years, a “D&O tail policy” for the non-cancelable extension of the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies for a claims reporting or discovery period of at least three (3) years from and after the Closing Date with respect to any claim related to any period of time at or prior to the Closing Date with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under Buyer’s existing policies as of the date of this Agreement, except that the Company will not commit or spend on such “D&O tail policy” annual premiums in excess of 250% of the annual premiums paid by the Company in its last full fiscal year prior to the date hereof for the Company’s current policies of directors’ and officers’ liability insurance and fiduciary liability insurance, and if such premiums for such “D&O tail policy” would exceed 250% of such annual premium, then the Company shall purchase policies that provide the maximum coverage available at an annual premium equal to 250% of such annual premium. Buyer shall in good faith cooperate with the Company prior to the Closing with respect to the procurement of such “D&O tail policy.”

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(e) From and after the Closing, the Company shall pay all expenses, including reasonable attorneys’ fees, that are incurred by the persons referred to in this Section 5.18 in connection with their enforcement of the rights provided to such persons in this Section 5.18.

(f) The provisions of this Section 5.18 are intended to be in addition to the rights otherwise available to the current and former officers and directors of Buyer and the Company by Law, charter, statute, bylaw or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the D&O Indemnified Parties, their heirs and their Representatives.

(g) In the event the Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Company shall succeed to the obligations set forth in this Section 5.18.

ARTICLE VI

TRANSFER AGENT INSTRUCTIONS

6.1 The Company shall issue irrevocable instructions to its transfer agent, and any subsequent transfer agent, in the form of Exhibit C attached hereto (the “Irrevocable Transfer Agent Instructions”) to credit shares to the applicable balance account at DTC, registered in the name of Buyer, for the Common Shares issued at the Closing. The Company warrants that no instruction other than the Irrevocable Transfer Agent Instructions referred to in this Section 6.1 will be given by the Company to its transfer agent with respect to the transactions contemplated hereby, and that the Common Shares shall otherwise be freely transferable on the books and records of the Company as and to the extent provided in this Agreement and the other Transaction Documents.

ARTICLE VII

CONDITIONS TO THE COMPANY’S OBLIGATION TO SELL

7.1 The obligation of the Company hereunder to issue and sell the Common Shares to Buyer at the Closing is subject to the satisfaction, at or before the Closing Date, of each of the following conditions, provided that these conditions are for the Company’s sole benefit and may be waived by the Company at any time in its sole discretion by providing Buyer with prior written notice thereof:

(a) The Company Stockholder Approval shall have been obtained.

(b) No Law shall have been enacted, entered, promulgated or endorsed by any Governmental Body that prohibits or materially and adversely affects any of the transactions contemplated by this Agreement.

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(c) Buyer shall have executed each of the Transaction Documents to which it is a party and delivered the same to the Company.

(d) Buyer shall have delivered to the Company the Purchase Price, for the Common Shares being purchased by Buyer at the Closing in accordance with Section 2.2 and Section 2.4.

(e) Buyer shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by Buyer at or prior the Closing Date.

(f) The representations and warranties of Buyer shall be true and correct in all material respects as of the Closing Date as though made at that time (except for representations and warranties that speak as of a specific date which shall be true and correct as of such specified date).

(g) The Company shall have received a certificate, executed on behalf of Buyer, dated as of the Closing Date, to the effect that the conditions set forth in Sections 7.1(e) and 7.1(f) have been satisfied.

ARTICLE VIII

CONDITIONS TO BUYER’S OBLIGATION TO PURCHASE

8.1 The obligation of Buyer hereunder to purchase the Common Shares at the Closing is subject to the satisfaction, at or before the Closing Date, of each of the following conditions, provided that these conditions are for Buyer’s sole benefit and may be waived by such Buyer at any time in its sole discretion by providing the Company with prior written notice thereof:

(a) The Company Stockholder Approval shall have been obtained.

(b) No Law shall have been enacted, entered, promulgated or endorsed by any Governmental Body that prohibits or materially and adversely affects any of the transactions contemplated by this Agreement.

(c) The Company shall have duly executed and delivered to such Buyer each of the Transaction Documents.

(d) The Company shall have filed the Company Charter Amendment with the Secretary of State of Nevada on or prior to the Closing, which shall continue to be in full force and effect as of the Closing.

(e) Buyer shall have received the opinion of Sichenzia Ross Ference Carmel, the Company’s outside United States counsel, dated as of the Closing Date in form and substance reasonably acceptable to Buyer.

(f) The Company shall have delivered to Buyer a copy of the Irrevocable Transfer Agent Instructions, which instructions shall have been delivered to and acknowledged in writing by the Company’s transfer agent.

(g) The Company shall have terminated those Contracts set forth on Schedule 8.1(g) of the Disclosure Schedules.

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(h) The Company shall have delivered to Buyer a certificate evidencing the incorporation and good standing of the Company and each of its Subsidiaries in such entity’s jurisdiction of incorporation issued by the Secretary of State (or comparable office) of such jurisdiction, as of a date within five (5) days prior to the Closing Date.

(i) The Company shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Company at or prior the Closing Date.

(j) The representations and warranties of the Company shall be true and correct in all material respects as of the Closing Date as though made at that time (except for representations and warranties that speak as of a specific date which shall be true and correct as of such specified date).

(k) Buyer shall have received a certificate, executed on behalf of the Company by either the Chief Executive Officer or Chief Financial Officer of the Company, dated as of the Closing Date, to the effect that the conditions set forth in Sections 8.1(i) and 8.1(j) have been satisfied.

(l) The Company shall have delivered to Buyer evidence, in form and substance reasonably satisfactory to Buyer, that each Lien set forth on Schedule 8.1(l) of the Disclosure Schedules has been terminated as of or prior to the Closing.

(m) The Company shall have delivered to Buyer the payoff letters for the Closing Indebtedness, in form and substance reasonably satisfactory to Buyer.

(n) Each holder of Series C Preferred Stock and Series D Preferred Stock shall have elected to convert each share of the Series C Preferred Stock and Series D Preferred Stock into Common Stock pursuant to their respective certificates of designation.

(o) The holder of the Series H Preferred Stock shall have elected that the Company redeem the Series H Preferred Stock effective upon the Closing.

(p) The Common Stock (a) shall be designated for quotation or listed on the Principal Market and (b) shall not have been suspended, as of the Closing Date, by the SEC or the Principal Market from trading on the Principal Market nor shall suspension by the SEC or the Principal Market have been threatened, as of the Closing Date, either (x) in writing by the SEC or the Principal Market or (y) by falling below the minimum listing maintenance requirements of the Principal Market.

(q) The Company shall have obtained all governmental, regulatory or third-party consents and approvals, if any, necessary for the sale of the Common Shares.

(r) Since the date of the Agreement, no Material Adverse Effect shall have occurred with respect to the Company and be continuing.

(s) The Company shall have delivered to Buyer such other documents relating to the transactions contemplated by this Agreement as Buyer or its counsel may reasonably request.

(t) The Company shall have amended and restated the employment agreements set forth on Schedule 8.1(t) of the Disclosure Schedules on terms acceptable to Buyer.

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(u) The Consent and Waiver of Rights under the Securities Purchase Agreement, dated May 30, 2025, by and between the Company and Lind Global Fund II LP shall remain in full force and effect.

(v) The terms of the Lease set forth on Schedule 4.25 of the Disclosure Schedule shall be revised per the terms set forth on Schedule 8.1(v) of the Disclosure Schedule.

ARTICLE IX

TERMINATION

9.1 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned, at any time prior to the Closing, whether before or after the Company Stockholder Approval has been obtained, as follows:

(a) by mutual written agreement of the Company and Buyer;

(b) by either the Company or Buyer, if:

(i) the Closing shall have not occurred on or before October 3, 2025 (the “End Date”); provided, that no Party shall be permitted to terminate this Agreement pursuant to this Section 9.1(b)(i) if such Party’s breach of any of its representations, warranties, covenants or agreements set forth in this Agreement in any manner shall have principally caused or resulted in the failure of the Closing to occur on or before the End Date;

(ii) a court of competent jurisdiction or other Governmental Body shall have issued a final and nonappealable order, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement; or

(iii) at the Company Stockholder Meeting (including any adjournment or postponement thereof), which shall have been duly convened and at which a vote on the adoption of the Company Stockholder Matters has been taken, the Company Stockholder Approval shall not have been obtained provided, however, that the right to terminate this Agreement under this Section 9.01(b)(iii) shall not be available to the Company where the failure to obtain the Company Stockholder Approval shall have been caused by the action or failure to act of the Company and such action or failure to act constitutes a material breach by the Company of this Agreement;

(c) by the Company, upon a breach of any representation, warranty, covenant or agreement set forth in this Agreement by Buyer or if any representation or warranty of Buyer shall have become inaccurate, in either case, such that the conditions set forth in Section 7.1(e) or Section 7.1(f)would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate; provided, that the Company is not then in material breach of any representation, warranty, covenant or agreement under this Agreement; provided further, that if such inaccuracy in Buyer’s representations and warranties or breach by Buyer is curable by Buyer, then this Agreement shall not terminate pursuant to this Section 9.1(c) as a result of such particular breach or inaccuracy until the earlier of (i) the expiration of a thirty-(30) day period commencing upon delivery of written notice from the Company to Buyer of such breach or inaccuracy and its intention to terminate pursuant to this Section 9.1(c)and (ii) Buyer ceasing to exercise commercially reasonable efforts to cure such breach following delivery of written notice from the Company to Buyer of such breach or inaccuracy and its intention to terminate pursuant to this Section 9.1(c) (it being understood that this Agreement shall not terminate pursuant to this Section 9.1(c)as a result of such particular breach or inaccuracy if such breach by Buyer or Merger Sub is cured prior to such termination becoming effective);

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(d) by Buyer, upon a breach of any representation, warranty, covenant or agreement set forth in this Agreement by the Company or if any representation or warranty of the Company shall have become inaccurate, in either case, such that the conditions set forth in Section 8.1(i), Section 8.1(j),Section 8.1(r) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate; provided that Buyer is not then in material breach of any representation, warranty, covenant or agreement under this Agreement; provided, further, that if such inaccuracy in the Company’s representations and warranties or breach by the Company is curable by the Company then this Agreement shall not terminate pursuant to this Section 9.1(d) as a result of such particular breach or inaccuracy until the earlier of (i) the expiration of a thirty-(30) day period commencing upon delivery of written notice from Buyer to the Company of such breach or inaccuracy and its intention to terminate pursuant to this Section 9.1(d) and (ii) the Company ceasing to exercise commercially reasonable efforts to cure such breach following delivery of written notice from Buyer to the Company of such breach or inaccuracy and its intention to terminate pursuant to this Section 9.1(d) (it being understood that this Agreement shall not terminate pursuant to this Section 9.1(d) as a result of such particular breach or inaccuracy if such breach by the Company is cured prior to such termination becoming effective); or

(e) by Buyer if the Common Stock has been suspended by the SEC or the Principal Market from trading on the Principal Market.

 9.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 9.1, this Agreement shall be of no further force or effect; provided, however, that (a) this Section 9.2, and ARTICLE IX (and the related definitions of the defined terms in such Article) shall survive the termination of this Agreement and shall remain in full force and effect and (b) the termination of this Agreement shall not relieve any party of any liability for fraud or for any willful and material breach of any representation, warranty, covenant, obligation or other provision contained in this Agreement.

ARTICLE X

MISCELLANEOUS

10.1 Governing Law; Jurisdiction; Jury Trial. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal laws of the State of New York, without giving effect to any choice of Law or conflict of Law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the Laws of any jurisdictions other than the State of New York. Each Party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the city of New York, Borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any Legal Proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such Legal Proceeding is brought in an inconvenient forum or that the venue of such Legal Proceeding is improper. Each Party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

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10.2 Counterparts. This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

10.3 Headings. The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement.

10.4 Severability. If any provision of this Agreement is prohibited by Law or otherwise determined to be invalid or unenforceable by a court of competent jurisdiction, the provision that would otherwise be prohibited, invalid or unenforceable shall be deemed amended to apply to the broadest extent that it would be valid and enforceable, and the invalidity or unenforceability of such provision shall not affect the validity of the remaining provisions of this Agreement so long as this Agreement as so modified continues to express, without material change, the original intentions of the parties as to the subject matter hereof and the prohibited nature, invalidity or unenforceability of the provision(s) in question does not substantially impair the respective expectations or reciprocal obligations of the parties or the practical realization of the benefits that would otherwise be conferred upon the parties. The Parties will endeavor in good faith negotiations to replace the prohibited, invalid or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s).

10.5 Entire Agreement. This Agreement (including the Exhibits hereto), the Disclosure Schedules and the other Transaction Documents supersede all other prior oral or written agreements between Buyer, the Company, their Affiliates and Persons acting on their behalf with respect to the matters discussed herein, and this Agreement, the other Transaction Documents and the instruments referenced herein and therein contain the entire understanding of the Parties with respect to the matters covered herein and therein and, except as specifically set forth herein or therein, neither the Company nor Buyer makes any representation, warranty, covenant or undertaking with respect to such matters.

10.6 Amendment or Supplement. This Agreement may be amended, modified or supplemented by the parties by action taken or authorized by their respective Boards of Directors (if applicable) at any time, whether before or after Company Stockholder Approval has been obtained; provided, however, that after the Company Stockholder Approval has been obtained, no amendment shall be made that pursuant to applicable Law requires further approval or adoption by the stockholders of the Company, as applicable, without such further approval or adoption. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the parties in interest at the time of the amendment.

10.7 Waiver. The Parties may, by action taken or authorized by their respective Boards of Directors (if applicable), to the extent permitted by applicable Law, waive compliance with any of the agreements or conditions of the other parties contained herein; provided, however, that after the Company Stockholder Approval has been obtained, no waiver may be made that pursuant to applicable Law requires further approval or adoption by the stockholders of the Company, without such further approval or adoption. Any agreement on the part of a Party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such Party. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder.

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10.8 Notices. Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon delivery, when sent by electronic mail (provided that the sending party does not receive an automated rejection notice); or (iii) one Business Day after deposit with an overnight courier service, in each case properly addressed to the party to receive the same. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

If to the Company:

Know Labs Inc.

619 Western Ave, Suite 610

Seattle, Washington 98104

Telephone: (206) 903-1351

Attention: Ronald P. Erickson, Chief Executive Officer

E-mail: Ron@knowlabs.com

With a copy (for informational purposes only) to:

Sichenzia Ross Ference Carmel

1185 Avenue of the Americas, 31st Floor

New York, NY, 10036

Telephone: (212) 930-9700

Attention: Gregory Sichenzia; Darrin Ocasio

Email: gsichenzia@srfc.law; dmocasio@srfc.law

If to Buyer:

Goldeneye 1995 LLC

[__]

[__]

Phone: [__]

Attention: Greg Kidd

Email: [__]

With a copy (for informational purposes only) to:

Lowenstein Sandler LLP

1251 6th Ave 17th Floor

New York, New York 10020

Telephone: (212) 204-8697

Attention: Daniel Forman; Annie Nazarian Davydov

Email: dforman@lowenstein.com; anazarian@lowenstein.com

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(a) Successors and Assigns. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of Law or otherwise, by either Party without the prior written consent of the other Party, and any such assignment or delegation without such prior written consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

10.9 No Third Party Beneficiaries. This Agreement is intended for the benefit of the Parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other Person.

10.10 Specific Performance. The Parties agree that irreparable damage would occur in the event that the Parties hereto do not perform the provisions of this Agreement in accordance with its terms or otherwise breach such provisions. Accordingly, the Parties acknowledge and agree that each Party shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the state or federal courts in the city of New York, Borough of Manhattan; provided, for the avoidance of doubt, under no circumstance shall the Company or Buyer be permitted or entitled to receive both a grant of specific performance that results in the consummation of the transactions contemplated by this Agreement and monetary damages, including, without limitation, any monetary damages in lieu of specific performance. Each of the Parties hereby further waives (a) any defense in any action for specific performance that a remedy at Law would be adequate and (b) any requirement under any Law to post security as a prerequisite to obtaining equitable relief.

10.11 Survival. The representations and warranties contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Closing Date.

10.12 Further Assurances. Each Party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as any other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

10.13 No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

10.14 Remedies. Buyer and each holder of the Common Shares shall have all rights and remedies set forth in the Transaction Documents and all rights and remedies which such holders have been granted at any time under any other agreement or contract and all of the rights which such holders have under any law. Any Person having any rights under any provision of this Agreement shall be entitled to enforce such rights specifically (without posting a bond or other security), to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights granted by law. Furthermore, the Company recognizes that in the event that it fails to perform, observe, or discharge any or all of its obligations under the Transaction Documents, any remedy at law may prove to be inadequate relief to Buyer. The Company therefore agrees that Buyer shall be entitled to seek temporary and permanent injunctive relief in any such case without the necessity of proving actual damages and without posting a bond or other security.

[Signature Page Follows]

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IN WITNESS WHEREOF, Buyer and the Company have caused their respective signature page to this Securities Purchase Agreement to be duly executed as of the date first written above.

COMPANY:

KNOW LABS INC.

By:	/s/ Ronald P. Erickson
Name: Ronald P. Erickson
Title: Chief Executive Officer

[Signature Page to Securities Purchase Agreement]

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IN WITNESS WHEREOF, Buyer and the Company have caused their respective signature page to this Securities Purchase Agreement to be duly executed as of the date first written above.

BUYER:

GOLDENEYE 1995 LLC

By:	/s/ Robert Gregory Kidd
Name: Robert Gregory Kidd
Title: Manager

[Signature Page to Securities Purchase Agreement]

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Exhibit A

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Exhibit B

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Exhibit C

FORM OF TRANSFER AGENT INSTRUCTIONS

KNOW LABS, INC.

[__], 2025

Equiniti Trust Company, LLC

55 Challenger Road

Ridgefield Park, NJ 07660

Attention: Mr. Darren Larson

Ladies and Gentlemen:

Reference is made to that certain (i) Securities Purchase Agreement, dated as of June 5, 2025 by and between Know Labs, Inc., a Nevada corporation (the “Company”) and Goldeneye 1995 LLC, a Nevada limited liability company (the “Buyer”) and (ii) Engagement Letter, dated as of December 31, 2024 by and between an affiliate of Buyer and J.V.B. Financial Group, LLC, a Delaware limited liability company, as assigned to the Company on [__], 2025 (the “Banker” and together with the Buyer, the “Holders”), pursuant to which the Company is issuing shares (”Common Shares”) of voting common stock, par value $0.001 per share of the Company (”Common Stock”) to the Holders, as set forth on Schedule A attached hereto.

This letter shall serve as our irrevocable authorization and direction to you to credit shares to the applicable balance account at DTC, registered in the name of the Holders, upon transfer or resale of the Common Shares.

You acknowledge and agree that so long as you have previously received (a) written confirmation from the Company’s legal counsel that either (i) a registration statement covering resales of the Common Shares has been declared or deemed effective by the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “1933 Act”), or (ii) sales of the Common Shares may be made in conformity with Rule 144 under the 1933 Act (“Rule 144”) and (b) if applicable, a copy of such registration statement, then within two (2) Trading Days (as defined below) of your receipt of a transfer notice you shall issue the Common Shares, in book entry form, registered in the names of such transferees, and such Common Shares shall not bear any legend restricting transfer of the Common Shares thereby and should not be subject to any stop-transfer restriction; provided, however, that if such Common Shares are not registered for resale under the 1933 Act or able to be sold under Rule 144, then the Common Shares shall bear the following legend:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL, IN A GENERALLY ACCEPTABLE FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD OR ELIGIBLE TO BE SOLD (X) PURSUANT TO RULE 144 UNDER SAID ACT OR (Y) TO AN ACCREDITED INVESTOR IN A PRIVATE TRANSACTION.”

Once effective, the Company’s outside legal counsel will send you a written confirmation that a registration statement covering the resales of the Common Shares has been declared or deemed effective by the SEC under the 1933 Act.

As used herein, “Trading Days” means any day on which the Common Stock is traded on the New York Stock Exchange American LLC, or, if the New York Stock Exchange American LLC is not the principal trading market for the Common Stock, then on the principal securities exchange or securities market on which the Common Stock is then traded; provided that “Trading Day” shall not include any day on which the Common Stock is scheduled to trade on such exchange or market for less than 4.5 hours or any day that the Common Stock is suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00 p.m., New York time).

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Please execute this letter in the space indicated to acknowledge your agreement to act in accordance with these instructions. Should you have any questions concerning this matter, please [●] at [●].

Very truly yours,

KNOW LABS INC.

By:
Name:
Title:

THE FOREGOING INSTRUCTIONS ARE

ACKNOWLEDGED AND AGREED TO

this __ day of _____, 2025

EQUINITI TRUST COMPANY, LLC

By:
Name:
Title:

[Signature Page to Transfer Agent Instructions]

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SCHEDULE A

Name of Holder	Address of Holder	TIN of Holder	Number of Common Shares to be issued to Holder
Goldeneye 1995 LLC	[●]	[●]	[●]
J.V.B. Financial Group, LLC	[●]	[●]	[●]

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